Exhibit 10.2

CREDIT AGREEMENT

dated as of February 21, 2013,

AMONG

RITE AID CORPORATION,

THE LENDERS PARTY HERETO,

CITICORP NORTH AMERICA, INC.,
AS ADMINISTRATIVE AGENT AND

COLLATERAL AGENT,

BANK OF AMERICA, N.A.,
AS SYNDICATION AGENT,

WELLS FARGO BANK, N.A.,

 GENERAL ELECTRIC CAPITAL CORPORATION,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY SENIOR FUNDING INC.,

AS CO-DOCUMENTATION AGENTS,

CITIGROUP GLOBAL MARKETS INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

WELLS FARGO SECURITIES, LLC,

GE CAPITAL MARKETS, INC.

GOLDMAN SACHS BANK USA,

MORGAN STANLEY & CO. INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners,

[CS&M Ref. No. 8500-406]

i

ANNEXES:

Annex 1 — Definitions Annex

SCHEDULES:

Schedule 1.01	-	Subsidiary Loan Parties
Schedule 3.04	-	Undisclosed Liabilities
Schedule 3.05 (a)	-	Properties
Schedule 3.05(c)	-	Leased Warehouses and Distribution Centers
Schedule 3.06(a)	-	Litigation
Schedule 3.06(b)	-	Environmental Matters
Schedule 3.07	-	Compliance with Laws
Schedule 3.09	-	Taxes
Schedule 3.12	-	Subsidiaries
Schedule 3.13	-	Insurance
Schedule 3.14	-	Labor
Schedule 5.11	-	Subsidiaries

EXHIBITS:

Exhibit A	-	Form of Term Note
Exhibit B	-	[reserved]
Exhibit C	-	Form of Assignment and Acceptance Agreement

CREDIT AGREEMENT dated as of February 21, 2013 (this “Agreement”), among RITE AID CORPORATION, a Delaware corporation, the LENDERS party hereto, CITICORP NORTH AMERICA, INC., as Administrative Agent and Collateral Agent.

The Lenders have agreed to make on the Closing Date Tranche 1 Term Loans to the Borrower in an aggregate principal amount of $470,000,000.  The proceeds of the Tranche 1 Term Loans, together with cash on hand, will be used to prepay the 10.375% Notes due 2016.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.            Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“7.5% Notes due 2017” means the Borrower’s 7.5% Senior Secured Notes due 2017, issued under the indenture dated as of February 21, 2007, as amended, among the Borrower, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, and outstanding on the Closing Date.

“8.00% Notes due 2020” means the Borrower’s 8.00% Senior Secured Notes due 2020 issued under the indenture dated as of August 16, 2010, among the Borrower, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, and outstanding on the Closing Date.

“9.25% Note Indenture” means the indenture dated as of May 20, 2003, between Rite Aid and BNY Midwest Trust Company, as Trustee, relating to the 9.25% Notes of the Borrower due 2013 and any notes issued in exchange therefor.

“9.25% Notes due 2020” means the Borrower’s 9.25% Senior Notes due 2020, issued under the indenture dated as of February 27, 2012, as amended, among the Borrower, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, and outstanding on the Closing Date.

“10.250% Notes due 2019” means the Borrower’s 10.250% Senior Secured Notes due 2019 issued under the indenture dated as of October 26, 2009, among the Borrower, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, and outstanding on the Closing Date.

“10.375% Notes due 2016” means the Borrower’s 10.375% Senior Secured Notes due 2016 issued under the indenture dated as of July 9, 2008, among the Borrower, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, and outstanding on the Closing Date.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Lenders” shall have the meaning assigned to such term in Section 9.17(a).

“Acquisition” means the acquisition by the Borrower of all the Equity Interests in Holdings.

“Additional Assets” means:

(a) any Property (other than cash, cash equivalents and securities) to be owned by the Borrower or any Restricted Subsidiary and used in a Related Business; or

(b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary from any Person other than the Borrower or an Affiliate of the Borrower; provided, however, that, in the case of this clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

“Additional Lender” means, at any time, any bank or other financial institution (other than any such bank or financial institution that is a Lender at such time) that agrees to provide any portion of any Permitted Refinancing Debt pursuant to a Refinancing Amendment, provided that each Additional Lender shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld) and the Borrower.

“Additional Senior Debt” means any Indebtedness of the Borrower (other than Indebtedness constituting Senior Loan Obligations) Guaranteed by the Subsidiary Guarantors pursuant to the Senior Subsidiary Guarantee Agreement (and not guaranteed by any other Subsidiary) with such Guarantees secured by the Senior Collateral on a pari passu basis with the Senior Loan Obligations (but without regard to control of remedies); provided, however, that such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by this Agreement and the Second Priority Collateral Documents.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Debt, including the Senior Collateral Documents.

“Additional Senior Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Debt, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of and interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to such Additional Senior Debt, (b) all other amounts payable by the Borrower to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (c) any renewals, extensions or Refinancings of the foregoing.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such indebtedness from time to time, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Obligor under any related Additional Senior Debt Documents, but shall not include the Obligors or any Controlled Affiliates thereof (unless such Obligor or Controlled Affiliate is a holder of such Debt, a trustee or agent therefor or a beneficiary of such an indemnification obligation named as such in an Additional Senior Debt Document).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means CNAI, in its capacity as administrative agent for the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Class” shall have the meaning assigned to such term in Section 9.17(a).

“Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

(b) any other Person who is a director or executive officer of:

(1) such specified Person;

(2) any Subsidiary of such specified Person; or

(3) any Person described in clause (a) above.

For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

For purposes of this definition, The Jean Coutu Group (PJC), Inc. and its Affiliates shall be “Affiliates” of the Borrower so long as The Jean Coutu Group (PJC), Inc. beneficially owns more than 10% of the Voting Stock of the Borrower.

“Agents” means the Administrative Agent and the Collateral Agent.

“Agent Parties” has the meaning assigned to such term in Section 9.15(c).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Citibank Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate that would be applicable to a Eurodollar Loan with an Interest Period of one month commencing on such day plus 1%; provided, however, that the Alternate Base Rate will be deemed to be 2.00% per annum on any day when the Alternate Base Rate would otherwise be less than 2.00% per annum.

Any change in the Alternate Base Rate due to a change in the Citibank Base Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Citibank Base Rate or the Federal Funds Effective Rate.

“Applicable Rate” means, on any day, (a) with respect to any ABR Tranche 1 Term Loan, a rate per annum of 3.75% and, with respect to any Eurodollar Tranche 1 Term Loan, a rate per annum of 4.75%, and (b) with respect to any Other Term Loan, the “Applicable Rate” set forth in the Refinancing Amendment or Loan Modification Agreement relating thereto.

“Approved Fund” means (a) with respect to any Lender, a CLO managed by such Lender or by an Affiliate of such Lender or (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Borrower or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares); or

(b) any other assets of the Borrower or any Restricted Subsidiary outside of the ordinary course of business of the Borrower or such Restricted Subsidiary,

in the case of either clause (a) or clause (b) above, whether in a single transaction or a series of related transactions, (i) that have a Fair Market Value in excess of $15.0 million or (ii) for aggregate consideration in excess of $15.0 million, other than, in the case of clause (a) or (b) above:

(1) any disposition by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary;

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 6.02;

(3) any disposition effected in compliance with Section 6.12(a);

(4) a sale of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(5) a transfer of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in connection with a Qualified Receivables Transaction; or

(6) a sale by the Borrower or a Restricted Subsidiary of Property by way of a Sale and Leaseback Transaction but only if (A) such Property was owned by the Borrower or a Restricted Subsidiary on or after the Closing Date, (B) the requirements of clause (a) of Section 6.08 are satisfied with respect to such Sale and Leaseback Transaction, (C) the requirements of clauses (a), (b) and (c) of the first paragraph of Section 6.04 are satisfied as though such Sale and Leaseback Transaction constituted an Asset Sale and (D) the aggregate Fair Market Value of such Property, when added to the Fair Market Value of all other sales of Property pursuant to this clause (6) since the Closing Date, does not exceed $250.0 million;

(7) a disposition of cash, cash equivalents or investment grade securities or surplus, damaged, obsolete, unmerchantable, idle or worn out property or assets or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of inventory or goods held for sale in the ordinary course of business;

(8) to the extent allowable on a tax-deferred basis under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a related business;

(9) the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(10) foreclosures or governmental condemnations on assets;

(11) the licensing or sub-licensing of intellectual property;

(12) any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by this Agreement;

(13) dispositions of receivables pursuant to factoring arrangements, so long as such receivables are sold at no less than the Fair Market Value thereof (which may include a discount customary for transactions of this type); or

(14) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business.

“Asset Sales Prepayment Offer” has the meaning assigned to such term in Section 6.04.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination:

(a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligation”; and

(b) in all other instances, the greater of:

(1) the Fair Market Value of the Property subject to such Sale and Leaseback Transaction; and

(2) the present value (discounted at the interest rate borne by the Tranche 1 Term Loans at the time of determination, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback

Transaction (in each case including any period for which such lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b) the sum of all such payments.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Bankruptcy Proceeding” means any proceeding under Title 11 of the U.S. Code or any other Federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the board of directors of the Borrower or any duly authorized and constituted committee thereof.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Borrower to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Borrower” means Rite Aid Corporation, a Delaware corporation.

“Borrowing” means a Loan of the same Class and Type, made, converted or continued on the same date and, in the case of a Eurodollar Loan, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in New York City or Chicago, Illinois are authorized or required by law to close; provided, however, that when used in connection with a

Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.  For purposes of Section 6.03, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Borrower from the issuance or sale (other than to a Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any such Subsidiary for the benefit of their employees) by the Borrower of its Capital Stock (other than Disqualified Stock) after the beginning of the fiscal quarter immediately following the Closing Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the Second Restatement Effective Date) (other than (i) Green Equity Investors III, L.P. and its Affiliates or (ii) the Seller and its Affiliates as a result of the Acquisition), of 30% or more of the outstanding shares of common stock of the Borrower; (b) at the end of any period of 12 consecutive calendar months, the occupation of a majority of the seats on the board of directors of the Borrower by Persons who were not members of the board of directors of the Borrower on the first day of such period (other than any new directors whose election or appointment by such board of directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved); or (c) the occurrence of a “Change of Control”, as defined in any indenture or other agreement that governs the terms of any Material Indebtedness.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 9.13.

“Citibank” means Citibank, N.A.

“Citibank Base Rate” means the rate of interest publicly announced by Citibank, N.A. in New York City from time to time as the Citibank Base Rate.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche 1 Term Loans or Other Term Loans of any series and, when used in reference to any Commitment, refers to whether such Commitment is a Tranche 1 Term Commitment or an Other Term Commitment of any series.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of a Lender.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“CNAI” means Citicorp North America, Inc.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Agent” means CNAI, in its capacity as collateral agent for the Lenders.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Administrative Agent shall have received from each Subsidiary Loan Party either (i) a counterpart of, or a supplement to, each Second Priority

Collateral Document duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Subsidiary Loan Party after the Closing Date, a supplement to each applicable Second Priority Collateral Document, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(b) (i) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Second Priority Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement and the Second Priority Collateral Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording or (ii) the Administrative Agent shall have been provided with all authorizations, consents and approvals from each Loan Party, Governmental Authority and other Person reasonably requested by it to file, record or register all documents and instruments referred to in clause (b)(i) of this definition; and

(c) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Second Priority Collateral Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

“Collateral Documents” means (a) the Senior Collateral Documents and (b) the Second Priority Collateral Documents.

“Collateral Subsidiary Guarantor” means any Subsidiary of the Borrower that is a party to the Senior Subsidiary Guarantee Agreement or the Second Priority Subsidiary Guarantee Agreement.

“Collateral Trust and Intercreditor Agreement” means the Amended and Restated Collateral Trust and Intercreditor Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, as further amended and restated as of June 5, 2009 (as amended, supplemented or otherwise modified from time to time), among Rite Aid, the Subsidiary Guarantors, the Second Priority Collateral Trustee, the Senior Collateral Agent and each other Representative.

“Commitment” means the Tranche 1 Term Commitments and the Other Term Commitments, or any combination thereof (as the context requires).

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

“Communications” has the meaning assigned to such term in Section 9.15(a).

“Condemnation” means any action or proceeding for the taking of any assets of the Borrower or its Subsidiaries, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any similar public improvement or condemnation proceeding.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements are available prior to such determination date to

(b) Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

(1) if

(A) since the beginning of such period the Borrower or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt; or

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period; provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if the Borrower or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2) if

(A) since the beginning of such period the Borrower or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business;

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition; or

(C) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense payable with respect to such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months).  In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Borrower shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Borrower and its consolidated Restricted Subsidiaries (excluding the non-cash interest expense related to (w) accretion of severance reserves, (x) litigation reserves, (y) closed store liability reserves and (z) self-insurance reserves), plus, to the extent not included in such total interest expense, and to the extent Incurred by the Borrower or its Restricted Subsidiaries, and without duplication:

(a) interest expense attributable to Capital Lease Obligations;

(b) amortization of debt discount and debt issuance cost, including commitment fees;

(c) capitalized interest;

(d) non-cash interest expense other than expenses under clauses (x), (y) and (z) above;

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing;

(f) net costs associated with Hedging Obligations (including amortization of fees but excluding costs associated with forward contracts for inventory in the ordinary course of business);

(g) Disqualified Stock Dividends;

(h) Preferred Stock Dividends;

(i) interest Incurred in connection with Investments in discontinued operations;

(j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Borrower or any Restricted Subsidiary; and

(k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower) in connection with Debt Incurred by such plan or trust.

Any program fees or liquidity fees on unused amounts related to any Qualified Receivables Transaction shall not be included in Consolidated Interest Expense unless otherwise required by GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than the Borrower) if such Person is not a Restricted Subsidiary, except that:

(1) subject to the exclusion contained in clause (d) below, the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below); and

(2) the Borrower’s equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(b) [Intentionally omitted];

(c) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Borrower, except that:

(1) subject to the exclusion contained in clause (d) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause); and

(2) the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(d) any gain or loss realized upon the sale or other disposition of any Property of the Borrower or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;

(e) any extraordinary gain or loss;

(f) the cumulative effect of a change in accounting principles;

(g) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Borrower or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Borrower (other than Disqualified Stock);

(h) store closing costs;

(i) non-cash charges or credits that relate to use of the last-in-first-out method of accounting for inventory; and

(j) loss on debt modifications.

Notwithstanding the foregoing, for purposes of Section 6.02 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted by Section 6.02 pursuant to clause (c)(4) thereof.

“Consolidated Subsidiary” means, with respect to any Person, at any date, any Subsidiary or other entity the accounts of which would, in accordance with GAAP, be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

“Control” and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” , including when used without initial capitals, have meanings correlative thereto.

“corporation” means a corporation, association, Borrower, limited liability company, joint-stock company, partnership or business trust.

“Credit Facilities” means, with respect to the Borrower or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the Senior Facilities), providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory), or trade letters of credit, in each case together with Refinancings thereof on any basis so long as such Refinancing constitutes Debt.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(1) debt of such Person for money borrowed; and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.  The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if such Hedging Obligation has been Incurred pursuant to clause (g) or (h) of the second paragraph of Section 6.01; or

(2) the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

“Debt Issuances” means, with respect to the Borrower or any Restricted Subsidiary, one or more issuances of Debt evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Definitions Annex” means the definitions annex attached hereto as Annex 1 (as the same may be amended, supplemented or otherwise modified from time to time).

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part; or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock;

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Latest Maturity Date.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Borrower held by Persons other than a Wholly Owned Restricted Subsidiary.  The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Borrower.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, for any period, an amount equal to, for the Borrower and its consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(1) the provision for taxes based on income or profits or utilized in computing net loss;

(2) Consolidated Interest Expense and non-cash interest expense related to accretion of severance reserves, litigation reserves, closed store liability reserves and self-insurance reserves, to the extent excluded from Consolidated Interest Expense;

(3) depreciation;

(4) amortization of intangibles;

(5) non-cash impairment charges;

(6) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Debt permitted to be Incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of Credit Facilities, Qualified Receivables Transactions or Debt Issuances and other Debt and (ii) any amendment or other modification of Credit Facilities, Qualified Receivables Transactions

or Debt Issuances and, in each case, deducted (and not added back) in computing Consolidated Net Income;

(7) the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs (including costs related to the closure and/or consolidation of stores) incurred in connection with acquisitions on or after the Closing Date;

(8) the amount of net cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken or initiated during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are reasonably expected to be taken no later than 12 months following the end of the period in respect of which EBITDA is being calculated and (z) the aggregate amount of cost savings added pursuant to this clause (8) shall not exceed $150.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Consolidated Interest Coverage Ratio”);

(9) the amount of revenue deferred in respect of the Borrower’s customer loyalty card program ; and

(10) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus

(b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period), including, without limitation, the release of deferred revenue in respect of the Borrower’s customer loyalty card program.

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

“Effective Date Indentures” mean, collectively, (a) the indenture dated as of December 21, 1998, between Rite Aid and Harris Trust and Savings Bank, as trustee and (b) the indenture dated as of August 1, 1993, between Rite Aid and Morgan Guaranty Trust Company of New York, as trustee.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs, (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment Financing Transaction” means any arrangement (together with any Refinancing thereof) with any Person pursuant to which the Borrower or any Restricted Subsidiary Incurs Debt secured by a Lien on equipment or equipment related property of the Borrower or any Restricted Subsidiary.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equity Offering” means (a) an underwritten offering of common stock of the Borrower by the Borrower pursuant to an effective registration statement under the Securities Act or (b) so long as the Borrower’s common stock is, at the time, listed or quoted on a national securities exchange (as such term is defined in the Exchange Act), an offering of common stock by the Borrower in a transaction exempt from or not subject to the registration requirements of the Securities Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the existence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.15(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Expansion Capital Expenditure” means any capital expenditure incurred by the Borrower or any Restricted Subsidiary in developing, relocating, integrating, remodeling and refurbishing a warehouse, distribution center, store or other facility (other than ordinary course maintenance) for carrying on the business of the Borrower and its Restricted Subsidiaries that an Officer determines in good faith will enhance the income generating ability of the warehouse, distribution center, store or other facility.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.  Pressure or compulsion shall not include sales of Property conducted in compliance with the requirements of a regulatory authority in connection with an acquisition or merger permitted by this Agreement.  Fair Market Value shall be determined, except as otherwise provided:

(a) if such Property has a Fair Market Value equal to or less than $25.0 million, by any Officer of the Borrower; or

(b) if such Property has a Fair Market Value in excess of $25.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Administrative Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, vice president of financial accounting or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Borrower which (a) is organized under the laws of any jurisdiction outside of the United States, (b) is organized under the laws of Puerto Rico or the U.S.  Virgin Islands, (c) has substantially all its operations outside of the United States, (d) has substantially all its operations in Puerto Rico or the U.S.  Virgin Islands, or (e) does not own any material assets other than Capital Stock of one or more Subsidiaries of the type described in (a) through (d) above.

“GAAP” means United States generally accepted accounting principles, including those set forth:

(a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(b) in the statements and pronouncements of the Financial Accounting Standards Board;

(c) in such other statements by such other entity as approved by a significant segment of the accounting profession; and

(d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business; or

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of “Permitted Investment.”

The term “Guarantee” used as a verb has a corresponding meaning.  The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hazardous Materials” means (a) petroleum products and byproducts, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, chlorofluorocarbons and all other ozone-depleting substances, or (b) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” means any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Holdings” means The Jean Coutu Group (PJC) USA, Inc., a corporation organized under the laws of the State of Delaware or, if the Reorganization (as defined in the Stock Purchase Agreement dated as of August 23, 2006, pursuant to which the Borrower intends to acquire all the outstanding Equity Interests in Holdings) is consummated prior to the Second Restatement Effective Date, JCG (PJC) USA, LLC, a limited liability company organized under the laws of the State of Delaware.

“HIPAA” has the meaning assigned to such term in Section 3.07.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with Section 6.01, amortization of debt discount shall not be deemed to be the Incurrence of Debt; provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indentures” mean, collectively, the Effective Date Indentures and the Restatement Date Indentures.

“Independent Financial Advisor” means a third-party accounting, appraisal or investment banking firm or consultant, in each case, of national standing, that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged; provided that such firm or appraiser is not an Affiliate of the Borrower.

“Interest Election Request” means a request by the Borrower to convert or continue a Term Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six and, if agreed to by all Lenders in the applicable Class, nine or 12 months thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day (unless, in the case of Interest Periods of one, two, three or six months, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day), and (ii) any Interest Period of one, two, three or six months that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person.  For purposes of Sections 6.02 and 6.09, and the definition of “Restricted Payment”, “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, without regard to outlook.

“Latest Maturity Date” means, at any date of determination, the latest of (a) the Tranche 1 Term Maturity Date and (b) the latest maturity date of any Other Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Lenders” means each Person listed on the signature pages hereto as a Lender and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or a Refinancing Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters Screen “LIBOR01” page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate rounded upwards, if necessary, to the next 1/100 of 1% at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.  Notwithstanding the foregoing, solely for purposes of calculating interest in respect of any Tranche 1 Term Loan that is a Eurodollar Loan, the LIBO Rate in respect of any applicable Interest Period will be deemed to be 1.00% per annum if the LIBO Rate for such Interest Period calculated pursuant to the foregoing provisions would otherwise be less than 1.00% per annum.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Loan Modification Agreement” shall mean a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the other Loan Parties, as applicable, and one or more Accepting Lenders.

“Loan Modification Offer” shall have the meaning assigned to such term in Section 9.17(a).

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement (including, unless the context otherwise requires, Other Term Loans).

“Margin Stock” means “margin stock”, as such term is defined in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, properties, condition (financial or otherwise), or prospects of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under any Second Priority Loan Document to which it is a party or (c) the legality, validity or enforceability of the Second Priority Loan Documents (including, without limitation, the validity, enforceability or priority of security interests granted thereunder) or the rights of or benefits or remedies available to the Lenders under any Second Priority Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of this definition, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(b) all payments made on (i) any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or Debt which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale and (ii) any Debt under a Qualified Receivables Transaction required to be repaid or necessary to obtain a consent needed to consummate such Asset Sale;

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Borrower or any Restricted Subsidiary after such Asset Sale.

“Obligors” means Rite Aid, the Subsidiary Guarantors, the Subsidiary Loan Parties and any other Person who is liable for any of the Secured Obligations.

“Officer” means the Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Treasurer or any Executive Vice President, Senior Vice President, Vice President or Secretary of the Borrower.

“Officers’ Certificate” means a certificate signed by two Officers of the Borrower, at least one of whom shall be the principal executive officer, principal financial officer, treasurer or principal accounting officer of the Borrower, and delivered to the Administrative Agent.

“Opinion of Counsel” means a written opinion from legal counsel.  The counsel may be an employee of or counsel to the Borrower.

“Original Restatement Effective Date” means September 30, 2005.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Second Priority Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Second Priority Loan Document.

“Other Term Borrowing” means a Borrowing comprised of Other Term Loans.

“Other Term Commitments” means one or more Classes of term loan commitments that result from a Refinancing Amendment.

“Other Term Lender” means a Lender with an Other Term Commitment or an outstanding Other Term Loan.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment or a Permitted Amendment effected pursuant to a Loan Modification Offer.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Schedule 3 to the Second Priority Subsidiary Security Agreement or any other form approved by the Agents.

“Permitted Amendments” shall have the meaning assigned to such term in Section 9.17(b).

“Permitted Debt” has the meaning assigned to such term in Section 6.01.

“Permitted Investment” means any Investment by the Borrower or a Restricted Subsidiary in:

(a) (1) the Borrower, (2) any Restricted Subsidiary or (3) any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Borrower or a Restricted Subsidiary;

(c) cash and Temporary Cash Investments;

(d) receivables owing to the Borrower or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or such Restricted Subsidiary deems reasonable under the circumstances;

(e) payroll, travel, moving, tax and similar advances that are made in the ordinary course of business;

(f) loans and advances to employees made in the ordinary course of business in accordance with applicable law consistent with past practices of the Borrower or such Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $25.0 million at any one time outstanding;

(g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or a Restricted Subsidiary or in satisfaction of judgments;

(h) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with (i) an Asset Sale consummated in compliance with Section 6.04 or (ii) a disposition of assets that does not constitute an Asset Sale;

(i) (i) Hedging Obligations permitted under clause (g), (h) or (i) of the second paragraph of Section 6.01;

(j) any Person if the Investments are outstanding on the Closing Date and not otherwise described in clauses (a) through (i) above;

(k) Investments in Unrestricted Subsidiaries that are joint ventures with one or more non-Affiliates formed to create a group purchasing organization for the purpose of purchasing pharmaceuticals or merchandise for resale by the Borrower or its Restricted Subsidiaries; provided, however, that such Investments (1) do not exceed an amount determined in good faith by the principal financial officer of the Borrower to be reasonably necessary to finance the working capital and other start-up or operating expenses of any such Unrestricted Subsidiary and (2) do not exceed the Borrower ‘s pro rata ownership interest in the Capital Stock of any such Unrestricted Subsidiary;

(l) other Investments that do not exceed $50.0 million outstanding at any one time in the aggregate;

(m) Investments in any entity, formed by the Borrower or a Restricted Subsidiary, organized under Section 501(c)(3) of the Code, that do not exceed an aggregate amount of $10.0 million in any fiscal year; and

(n) any assets, Capital Stock or other securities to the extent acquired in exchange for shares of Capital Stock of the Borrower (other than Disqualified Stock).

“Permitted Liens” means:

(a) Liens to secure Debt permitted to be Incurred under clause (b), (c), (d), (l) or (s) (with respect to clause (d)) of the second paragraph of Section 6.01; provided, however, that:

(1) if such Debt is Incurred pursuant to such clause (b) (other than pursuant to a Sale and Leaseback Transaction, a Capital Lease Obligation or by a Receivables Entity in a Qualified Receivables Transaction), (c) or clause (l), a second priority Lien (subject to Permitted Liens) upon the Property (if such Property does not otherwise constitute Second Priority Collateral at such time) subject to such Lien is concurrently granted as security for the Second Priority Loan Obligations such that such Property also constitutes Second Priority Collateral subject to the Second Priority Collateral Documents, except to the extent such Property constitutes cash or cash equivalents securing only letter of credit obligations under Credit Facilities following a default under such Credit Facilities; and

(2) if such Debt is Incurred pursuant to such clause (d) or (s) (with respect to clause (d)), a second priority Lien (subject to Permitted Liens) upon the Property subject to such Lien is concurrently granted as security for the Loans such that such Property constitutes Second Priority Collateral subject to the Second Priority Lien and the Loans are secured by such Lien equally and ratably (or prior to) such Debt pursuant to the Second Priority Collateral Documents;

(b) Liens to secure Debt permitted to be Incurred under clause (e), (q) or (r) of the second paragraph of Section 6.01; provided that any such Lien may not extend to any Property of the Borrower or any Restricted Subsidiary, other than the Property acquired, developed, constructed or leased with the proceeds of such Debt and any improvements or additions to such Property;

(c) Liens for taxes, assessments or governmental charges or levies on the Property of the Borrower or any Restricted Subsidiary if the same shall not at the time be more than 30 days past due or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(d) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Borrower or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(e) Liens on the Property of the Borrower or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(f) Liens on Property at the time the Borrower or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Borrower or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Borrower or any Restricted Subsidiary;

(g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Borrower or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(h) pledges or deposits by the Borrower or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Borrower or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Borrower or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) Liens arising out of judgments or awards against the Borrower or a Restricted Subsidiary with respect to which the Borrower or the Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review and which do not give rise to an Event of Default;

(k) leases, subleases, licenses or sublicenses of Property (including, without limitation, real property and intellectual property rights) granted by the Borrower or a Restricted Subsidiary to any other Person in the ordinary course of business and not materially impairing the use of such Property in the operation of the business of the Borrower or the Restricted Subsidiary in the ordinary course of business;

(l) [intentionally omitted];

(m) Liens existing on the Closing Date not otherwise described in clauses (a) through (l) above;

(n) Liens on the Property of the Borrower or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a) (but only to the extent it relates to clause (c) or (d) referred to therein), (b) (other than Liens securing Debt Incurred pursuant to clause (r) referred to therein), (f), (g), or (m) above; provided, however, that (1) in the case of clause (b) above, the proviso to such clause remains satisfied and (2) any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(A) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b) (except as referred to above), (f), (g), or (m) above, as the case may be, at the time the original Lien became a Permitted Lien under this Agreement; and

(B) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Borrower or such Restricted Subsidiary in connection with such Refinancing;

(o) Liens not otherwise permitted by clauses (a) through (n) above encumbering assets that have an aggregate Fair Market Value not in excess of $15.0 million;

(p) Liens securing indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or a Subsidiary Guarantor permitted to be Incurred under Section 6.01;

(q) Liens on specific items of inventory or other goods and proceeds of any person securing such Person’s obligations to vendors or in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(r) Liens arising from financing statement filings under the Uniform Commercial Code or similar state laws regarding (i) operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business and (ii) goods consigned or entrusted to or bailed with a person in connection with the processing, reprocessing, recycling or tolling of such goods;

(s) deposits in the ordinary course of business to secure liability to insurance carriers;

(t) customary options, put and call arrangements, rights of first refusal and similar rights relating to capital stock in a joint venture pursuant to the related joint venture agreement; and

(u) deposits, including into trust, to satisfy any redemption, defeasance or discharge of Debt at the time of such deposit that is permitted to be paid under this Agreement .

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced; and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced;

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; and

(e) the proceeds of such Debt are used to Refinance the Debt being Refinanced no later than 60 days following its issuance;

provided, however, that Permitted Refinancing Debt shall not include:  (x) Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of the Borrower or a Subsidiary Guarantor, or (y) Debt of the Borrower or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate has any liability or is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.15(b).

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Borrower or a Wholly Owned Restricted Subsidiary.  The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“pro forma” means, unless the context otherwise requires, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Borrower, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Borrower, as the case may be.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.  For purposes of any calculation required pursuant to this Agreement, the value of any Property shall be its Fair Market Value.

“Public Debt” means obligations of the Borrower or of a Subsidiary Guarantor evidenced by bonds, debentures, notes and similar instruments issued in a manner and pursuant to documentation customary in the market for obligations publicly traded or traded in the high yield bond or other private placement or similar market primarily among financial institutions (other than any such obligations that are traded primarily among commercial banks).

“Purchase Money Debt” means Debt Incurred to finance the acquisition, development, construction or lease by the Borrower or a Restricted Subsidiary of Property, including additions and improvements thereto, where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed; provided, however, that such Debt is Incurred within 24 months after the completion of the acquisition, development, construction or lease of such Property by the Borrower or such Restricted Subsidiary.

“Qualified Consideration” means, with respect to any Asset Sale (or any other transaction or series of related transactions required to comply with clause (b) of the first paragraph of Section 6.04), any one or more of (a) cash or cash equivalents, (b) notes or obligations that are converted into cash (to the extent of the cash received) within 180 days of such Asset Sale, (c) equity securities listed on a national securities exchange (as such term is defined in the Exchange Act) and converted into cash (to the extent of the cash received) within 180 days of such Asset Sale, (d) the assumption or discharge by the purchaser of liabilities of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Second Priority Loan Obligations) as a result of which the Borrower and the Restricted Subsidiaries are no longer obligated with respect to such liabilities, (e) Additional Assets or (f) other Property; provided that the aggregate Fair Market Value of all Property received since the Closing Date by the Borrower and its Restricted Subsidiaries pursuant to Asset Sales (or such other transactions) that is used to determine Qualified Consideration pursuant to this clause (f) does not exceed the greater of $100.0 million and 5% of Total Assets.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to:

(a) a Receivables Entity (in the case of a transfer by the Borrower or any of its Subsidiaries); and

(b) any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing those accounts receivable, all contracts and all Guarantees or other obligations in respect of those accounts receivable, proceeds of those accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that:

(1) if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the Qualified Receivables Transaction is economically fair and reasonable to the Borrower and the Receivables Entity;

(2) all sales of accounts receivable and related assets to or by the Receivables Entity are made at Fair Market Value; and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors).

“Rating Agencies” means Moody’s and S&P.

“Real Estate Financing Transaction” means any arrangement with any Person pursuant to which the Borrower or any Restricted Subsidiary Incurs Debt secured by a Lien on real property of the Borrower or any Restricted Subsidiary and related personal property together with any Refinancings thereof.

“Receivables Entity” means a Wholly Owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Borrower in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to that business, and (with respect to any Receivables Entity formed after the Closing Date) which is designated by the Board of Directors (as provided below) as a Receivables Entity and:

(a) no portion of the Debt or any other obligations (contingent or otherwise) of which:

(1) is Guaranteed by the Borrower or any Subsidiary of the Borrower (excluding Guarantees of obligations (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings);

(2) is recourse to or obligates the Borrower or any Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings; or

(3) subjects any property or asset of the Borrower or any Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Borrower nor any Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or the Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(c) to which neither the Borrower nor any Subsidiary of the Borrower has any obligation to maintain or preserve the entity’s financial condition or cause the entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

Any designation of this kind by the Board of Directors shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the Board Resolution giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the foregoing conditions.  For the avoidance of doubt, Rite Aid Funding I and Rite Aid Funding II are designated Receivables Entities without any further action on the part of the Borrower.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and each Subsidiary Loan Party, as applicable, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Permitted Refinancing Debt being incurred pursuant thereto, in accordance with Section 9.17(c).

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Related Business” means any business that is related, ancillary or complementary to the businesses of the Borrower and the Restricted Subsidiaries on the Closing Date.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings.  For purposes of Section 6.04 and the definition of “Consolidated Interest Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“Required Lenders” means, at any time, Lenders having outstanding Term Loans and unused Commitments representing more than 50% of the sum of the total outstanding Term Loans and unused Commitments at such time.

“Restatement Date Indentures” mean, collectively, (a) the indenture for the 7.5% Notes due 2017 and (b) the 9.25% Note Indenture.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Borrower or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Borrower or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Borrower or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Borrower or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Borrower;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Borrower or any Restricted Subsidiary (other than from the Borrower or a Restricted Subsidiary);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition and other than Debt permitted to be Incurred by clause (f) of the second paragraph of Section 6.01);

(d) any Investment (other than Permitted Investments) in any Person; or

(e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Borrower or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Borrower and the other Restricted Subsidiaries.

Notwithstanding the foregoing, no payment or other transaction permitted by clause (c) or (f) of the second paragraph of Section 6.06 will be considered a Restricted Payment.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Rite Aid” means Rite Aid Corporation, a Delaware corporation, and its successors.

“S&P” means Standard & Poor’s Ratings Service or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Borrower or a Restricted Subsidiary transfers such Property to another Person and the Borrower or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Collateral” means all the “Second Priority Collateral” or “Collateral” as defined in any Second Priority Collateral Document.

“Second Priority Collateral Documents” means the Second Priority Subsidiary Security Agreement, the Second Priority Subsidiary Guarantee Agreement, the Second Priority Indemnity, Subrogation and Contribution Agreement, the Collateral Trust and Intercreditor Agreement and each of the security agreements and other instruments and documents executed and delivered by any Subsidiary Guarantor pursuant to any of the foregoing for purposes of providing collateral security or credit support for any Second Priority Debt Obligation or obligation under the Second Priority Subsidiary Guarantee Agreement (including, in each case, any schedules, exhibits or annexes thereto).

“Second Priority Collateral Documents Amendments” has the meaning set forth in Section 9.02(c).

“Second Priority Collateral Trustee” means Wilmington Trust Company, in its capacity as collateral trustee under the Collateral Trust and Intercreditor Agreement and the Second Priority Collateral Documents, and its successors.

“Second Priority Debt” means the Second Priority Loan Obligations, the 7.5% Notes due 2017, the 10.250% Notes due 2019 and any other Debt of the Borrower Guaranteed by the Subsidiary Guarantors pursuant to the Second Priority Subsidiary Guarantee Agreement with such Guarantee secured on a pari passu basis by the Second Priority Collateral (but without regard to control of remedies); provided, however, that such Debt is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and each Second Priority Debt Document.

“Second Priority Debt Documents” means (a) with respect to the Second Priority Loan Obligations, the Second Priority Loan Documents and (b) with respect to any other series, issue or class of Second Priority Debt, the promissory notes, indentures, credit agreements and other operative agreements or instruments evidencing or governing such Indebtedness, including the Second Priority Collateral Documents.

“Second Priority Debt Facility” means the indenture, credit agreement or other governing agreement or instrument with respect to any class or series of Second Priority Debt.

“Second Priority Debt Obligations” means, with respect to any series, issue or class of Second Priority Debt, (a) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Second Priority Debt, (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents and (c) any renewals, extensions or Refinancings of the foregoing.

“Second Priority Debt Parties” means, with respect to any series, issue or class of Second Priority Debt, the holders of such Indebtedness, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Obligor under any related Second Priority Debt Documents, but shall not include the Obligors or any Controlled Affiliates thereof (unless such Obligor or Controlled Affiliate is a holder of such Indebtedness, a trustee or agent therefor or beneficiary of such an indemnification obligation named as such in a Second Priority Debt Document).

“Second Priority Indemnity, Subrogation and Contribution Agreement” means the Amended and Restated Second Priority Indemnity, Subrogation and Contribution Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, among Rite Aid, the Subsidiary Guarantors and the Second Priority Collateral Trustee.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of the Second Priority Debt Parties under the Second Priority Collateral Documents.

“Second Priority Loan Documents” means this Agreement, any promissory notes issued to any Lender pursuant to this Credit Agreement, each Refinancing Amendment, each Loan Modification Agreement and the Second Priority Collateral Documents.

“Second Priority Loan Obligations” means (a) the principal of each loan made under this Credit Agreement, (b) all interest on the loans, fees and other obligations under this Agreement (including, without limitation any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, any Subsidiary Loan Party, Holdings or any of its subsidiaries, whether or not allowed or allowable as a claim in such proceeding), (d) all other amounts payable by the Borrower or any Subsidiary under the Second Priority Loan Documents and (d) all increases, renewals, extensions and Refinancings of the foregoing.

“Second Priority Loan Secured Parties” means each party to this Agreement other than any Loan Party, the beneficiaries of each indemnification obligation undertaken by Rite Aid or any other Loan Party under any Second Priority Loan Document, and the successors and permitted assigns of each of the foregoing.

“Second Priority Representative” means, in respect of a Second Priority Debt Facility, the Administrative Agent and the trustee, administrative agent, security agent or similar agent under each other Second Priority Debt Facility, as the case may be, and each of their successors in such capacities.

“Second Priority Subsidiary Guarantee Agreement” means the Amended and Restated Second Priority Subsidiary Guarantee Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, made by the Subsidiary Guarantors (including any additional Subsidiary Guarantor becoming party thereto after the Original Restatement Effective Date) in favor of the Second Priority Collateral Trustee for the benefit of the Second Priority Debt Parties.

“Second Priority Subsidiary Security Agreement” means the Amended and Restated Second Priority Subsidiary Security Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, made by the Subsidiary Guarantors (including any additional Subsidiary Guarantor becoming party thereto after the Original Restatement Effective Date) in favor of the Second Priority Collateral Trustee for the benefit of the Second Priority Debt Parties.

“Second Restatement Effective Date” means June 4, 2007.

“Secured Debt” means indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on property of the Borrower or any Restricted Subsidiary, but shall not include guarantees arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Securities Act” means the Securities Act of 1933, as it may be amended and any successor act thereto.

“Seller” means The Jean Coutu Group (PJC) Inc., a corporation organized under the laws of Quebec.

“Senior Collateral” means all the “Senior Collateral” or “Collateral” as defined in any Senior Collateral Document.

“Senior Collateral Agent” means Citicorp North America, Inc., in its capacity as senior collateral agent for the Senior Secured Parties under the Senior Collateral Documents, and any successor thereof or replacement senior collateral agent appointed in accordance with the terms of the Senior Subsidiary Security Agreement, the Collateral Trust and Intercreditor Agreement and the Senior Lien Intercreditor Agreement.

“Senior Collateral Documents” means the Senior Subsidiary Security Agreement, the Senior Subsidiary Guarantee Agreement, the Senior Indemnity, Subrogation and Contribution Agreement, the Collateral Trust and Intercreditor Agreement, the Senior Lien Intercreditor Agreement and each of the security agreements and other instruments and documents executed and delivered by any Subsidiary Guarantor pursuant to any of the foregoing or pursuant to the Senior Credit Agreement or any Additional Senior Debt Facility or for purposes of providing collateral security or credit support for any Senior Loan Obligation or Additional Senior Debt Obligation or obligation under the Senior Subsidiary Guarantee Agreement (including, in each case, any schedules, exhibits or annexes thereto).

“Senior Credit Agreement” means the Senior Credit Agreement dated as of June 27, 2001, as amended and restated as of August 4, 2003, as amended and restated as of September 22, 2004, as amended and restated as of September 30, 2005, as amended and restated as of November 8, 2006, as amended and restated as of June 4, 2007, as amended and restated on June 5, 2009, as further amended and restated as of February 21, 2013, (as may be further amended, modified, supplemented or Refinanced from time to time), among the Borrower, the Lenders (as defined therein) from time to time party thereto and Citicorp North America, Inc., as administrative agent and collateral processing agent.

“Senior Debt Documents” means (a) the Senior Loan Documents and (b) any Additional Senior Debt Documents.

“Senior Facilities” means the Senior Credit Agreement and any Additional Senior Debt Facilities.

“Senior Hedging Agreement” means any Hedging Agreement entered into with the Borrower or any Subsidiary, if the applicable counterparty was a Senior Lender or an Affiliate thereof (a) on September 30, 2005, in the case of any Hedging Agreement entered into prior to September 30, 2005 or (b) at the time the Hedging Agreement was entered into, in the case of any Hedging Agreement entered into on or after September 30, 2005.

“Senior Indemnity, Subrogation and Contribution Agreement” means the Amended and Restated Senior Indemnity, Subrogation and Contribution Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, and as further amended as of June 5, 2009, among Rite Aid, the Subsidiary Guarantors (including Subsidiary Guarantors becoming party thereto after the Original Restatement Effective Date) and the Senior Collateral Agent.

“Senior Lender” means a “Lender” as defined in the Senior Credit Agreement.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Lien Intercreditor Agreement” means the Senior Lien Intercreditor Agreement, dated as of June 12, 2009, among the Borrower, the Subsidiary Guarantors, the Senior Collateral Agent, the Initial Additional Senior Representative (as defined therein) and each additional Senior Representative from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Senior Loan Documents” means the Senior Credit Agreement, any promissory notes issued to any Senior Lender pursuant to the Senior Credit Agreement, each Senior Hedging Agreement, each Refinancing Amendment (as defined in the Senior Credit Agreement), each Loan Modification Agreement (as defined in the Senior Credit Agreement) and the Senior Collateral Documents.

“Senior Loan Obligations” means (a) the principal of each loan made under the Senior Credit Agreement, (b) all reimbursement and cash collateralization obligations in respect of letters of credit issued under the Senior Credit Agreement, (c) all monetary obligations of the Borrower or any Subsidiary under each Senior Hedging Agreement (as defined in the Senior Credit Agreement) entered into (x) prior to September 30, 2005 with any counterparty that was a Senior Lender (or an Affiliate thereof) on September 30, 2005 or (y) on or after September 30, 2005 with any counterparty that was a Senior Lender (or an Affiliate thereof) at the time such Senior Hedging Agreement was entered into, (d) all interest on the loans, letter of credit reimbursement, fees and other obligations under the Senior Credit Agreement or such Senior Hedging Agreements (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower or any Subsidiary Guarantor, whether or not allowed or allowable as a claim in such proceeding), (e) all other amounts payable by the Borrower or any Subsidiary under the Senior Loan Documents and (f) all increases, renewals, extensions and refinancings of the foregoing.

“Senior Loan Secured Parties” means each party to the Senior Credit Agreement from time to time other than any Obligor, each counterparty to a Senior Hedging Agreement, the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Obligor under any Senior Debt Document, and the successors and permitted assigns of each of the foregoing.

“Senior Obligations” means the Senior Loan Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means, in respect of a Senior Facility, the trustee, administrative agent, collateral agent, security agent or similar agent under such Senior Facility, as the case may be, and each of their successors in such capacities.

“Senior Secured Parties” means the Senior Loan Secured Parties and any Additional Senior Debt Parties.

“Senior Subsidiary Guarantee Agreement” means the Amended and Restated Senior Subsidiary Guarantee Agreement, dated as of June 5, 2009, made by the Subsidiary Guarantors (including Subsidiary Guarantors that become parties thereto after the Original Restatement Effective Date) in favor of the Senior Collateral Agent for the benefit of the Senior Secured Parties, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Senior Subsidiary Security Agreement” means the Amended and Restated Senior Subsidiary Security Agreement, dated as of June 5, 2009, made by the Subsidiary Guarantors (including Subsidiary Guarantors that become parties thereto after the Original Restatement Effective Date) in favor of the Senior Collateral Agent for the benefit of the Senior Secured Parties, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Series G Preferred Stock” means the Borrower’s 7% Series G cumulative, convertible pay-in-kind preferred stock.

“Series H Preferred Stock” means the Borrower’s 6% Series H cumulative, convertible pay-in-kind preferred stock.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the

Borrower which are customary in an accounts receivable securitization transaction involving a comparable company.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages expressed as a decimal (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and script files related thereto) operated, or to be operated, by any Subsidiary Loan Party.

“Subordinated Obligation” means any Debt of the Borrower or any Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Loans or the applicable Subsidiary Guarantee pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person;

(b) such Person and one or more Subsidiaries of such Person; or

(c) one or more Subsidiaries of such Person.

Where the context does not otherwise specify, “Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Borrower’s obligations with respect to the Loans pursuant to the Second Priority Subsidiary Guarantee Agreement or otherwise on the terms set forth in this Agreement.

“Subsidiary Guarantor” means each Subsidiary that is a party to the Second Priority Subsidiary Guarantee Agreement as of the Closing Date and any other Person that Guarantees the Loans pursuant to Section 6.07.

“Subsidiary Loan Party” means each Subsidiary set forth on Schedule 1.01 hereto and any wholly-owned Domestic Subsidiary, including any Receivables Entity that is a Domestic Subsidiary, that owns any assets consisting of inventory, accounts receivable, intellectual property, or script lists, subject to the terms of Section 5.11; provided that no Subsidiary that engages solely in the Borrower’s pharmacy benefits management business shall be deemed a Subsidiary Loan Party.  For the avoidance of doubt, each Subsidiary Guarantor is a Subsidiary Loan Party.

“Supermajority Lenders” means, at any time, Lenders having outstanding Term Loans and unused Commitments representing more than 66-2/3% of the aggregate outstanding Term Loans and unused Commitments of all Lenders at such time.

“Suspended Covenants” has the meaning set forth in Section 6.11(a).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Temporary Cash Investments” means any of the following:

(a) Investments in U.S.  Government Obligations maturing within 365 days of the date of acquisition thereof;

(b) Investments in time deposit accounts, certificates of deposit, money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act));

(c) repurchase obligations with a term of not more than 365 days for underlying securities of the types described in clause (a) entered into with:

(1) a bank meeting the qualifications described in clause (b) above; or

(2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d) Investments in commercial paper issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act));

(e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option; provided that:

(1) the long-term debt of such state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act)); and

(2) such obligations mature within one year of the date of acquisition thereof; and

(f) money market funds at least 80% of the assets of which constitute Temporary Cash Equivalents of the kinds described in clauses (a) through (e) of this definition (except that the maturities of certain investments held by any such money market funds may exceed one year so long as the dollar-weighted average life of the investments of such money market mutual fund is less than one year).

“Term Loans” means the Tranche 1 Term Loans and the Other Term Loans (if any), or any combination thereof (as the context requires).

“Total Assets” means the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP as shown on the most recent consolidated balance sheet of the Borrower.

“Tranche 1 Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche 1 Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Tranche 1 Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The aggregate amount of the Lenders’ Tranche 1 Term Commitments on the Closing Date is $470,000,000.

“Tranche 1 Term Lender” means a Lender with a Tranche 1 Term Commitment or an outstanding Tranche 1 Term Loan.

“Tranche 1 Term Loans” means Loans made under Section 2.01.

“Tranche 1 Term Maturity Date” means August 21, 2020.

“Transactions” means the execution, delivery and performance by the Borrower and the Subsidiary Loan Parties of this Agreement and each other document contemplated hereby to be executed on the Closing Date to which it is a party, the borrowing of the Tranche 1 Term Loans and the other transactions to be effected on the Closing Date.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Borrower that is designated after the Closing Date as an Unrestricted Subsidiary as permitted or required pursuant to Section 6.09 and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“U.S.  Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Borrower and its other Wholly Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

SECTION 1.02.            Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche 1 Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Tranche 1 Term Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Tranche 1 Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Tranche 1 Term Borrowing”).

SECTION 1.03.            Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “is” shall not be exclusive.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); provided, however, that amendments to the Senior Debt Documents, the Indentures and the Second Priority Debt Documents after the Closing Date shall be effective for purposes of references thereto in this Agreement and the other Second Priority Loan Documents only if such amendments are permitted hereunder and under the other Second Priority Debt Documents and the Senior Debt Documents or are consented to in writing for such purpose by the Required Lenders (or such other percentage of the Lenders as may be specified herein) and the applicable holders of Second Priority Debt and Indebtedness under the Senior Facilities required by the terms of the Second Priority Debt Documents and the Senior Debt Documents, as applicable, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) unsecured Debt shall not be deemed to be subordinate or junior to secured Debt merely by virtue of its nature as unsecured Debt and (g) the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP..

SECTION 1.04.            Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Second Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required

Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05.            Terms Defined in Definitions Annex.  Capitalized terms used in this Agreement that are not defined in Section 1.01 shall have the meanings assigned to such terms in the Definitions Annex (but any definition of such a term in the Definitions Annex shall be disregarded for purposes hereof if such term is also defined in Section 1.01).

ARTICLE II

The Credits

SECTION 2.01.            Commitments.  Subject to the terms and conditions set forth herein, each Lender shall make a Tranche 1 Term Loan to the Borrower on the Closing Date in an aggregate principal amount not to exceed its Tranche 1 Term Commitment.  Amounts repaid or prepaid in respect of Tranche 1 Term Loans may not be reborrowed.  Each Lender’s Tranche 1 Term Commitment shall terminate immediately and without any further action upon the making of a Tranche 1 Term Loan by such Lender or, if earlier, at 5:00 p.m., New York City time on the Closing Date.

SECTION 2.02.            Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with the amounts of their Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)      Subject to Section 2.12, each Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)      At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (except in the case of any Other Term Borrowing, to the extent provided in the applicable Refinancing Amendment or Loan Modification Agreement).  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (except in the case of any Other Term Borrowing, to the extent provided in the applicable Refinancing Amendment or Loan Modification Agreement).

Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

(d)      Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Term Borrowing if the Interest Period requested with respect thereto would end after the applicable maturity date for the relevant Class.

SECTION 2.03.            Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than (1) 10:30 a.m., New York City time, on the Business Day of the proposed Borrowing, in the case of Borrowings to be made on the same day as such notice is given or (2) 12:00 noon, New York City time, on the Business Day before the proposed Borrowing, in the case of all other Borrowings.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Tranche 1 Term Borrowing or Other Term Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.            Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time (or such later time as the Borrower may agree), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by wire transfer, in like funds, to an account designated by the Borrower in the applicable Borrowing Request.  Wire transfers to the Borrower of all Loans shall be made no later than 1:00 p.m., New York City time.

(b)      Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Tranche 1 Term Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05.            Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)      To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required to be made under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)      Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (f) of this Section:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)      Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)      If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f)       A Term Borrowing may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto the Interest Period therefor would end after the maturity date for such Class.

SECTION 2.06.            Termination and Reduction of Commitments.  (a)Unless previously terminated in accordance with the terms of this Agreement, the Tranche 1 Term Commitments shall terminate at 5:00 p.m., New York City time on the Closing Date.

(b)      The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c)      The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their Commitments of such Class.

SECTION 2.07.            Repayment of Loans; Evidence of Indebtedness.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Tranche 1 Term Lender the then unpaid principal amount of the Tranche 1 Term Loan of such Lender as provided in Section 2.08, and (ii) to the Administrative Agent for the account of each Other Term Lender with Other Term Loans of any Class the then unpaid principal amount of the Other Term Loans of such Lender of such Class as provided in the applicable Refinancing Amendment or Loan Modification Agreement.

(b)      Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)      The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)      The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)      Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as

Exhibit A, or in such other form approved by the Administrative Agent and the Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08.            Amortization and Repayment of Term Loans.  (a)  To the extent not previously paid, all Tranche 1 Term Loans shall be due and payable on the Tranche 1 Term Maturity Date.

(b)      The amortization schedule for each Class of Other Term Loans shall be as set forth in the applicable Loan Modification Agreement or Refinancing Agreement.  To the extent not previously paid, all Other Term Loans of any Class shall be due and payable on the maturity date for such Class of Other Term Loans.

(c)      Prior to any repayment of any Term Borrowing hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment.  Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.  Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

(d)      Following any conversion or exchange of any Affected Class of Term Loans pursuant to Section 9.17, the amortization schedule set forth in the applicable Loan Modification Agreement or Refinancing Amendment for such Affected Class will be deemed modified by eliminating pro rata from each of the remaining scheduled amortization payments for such Class an aggregate amount equal to the principal amount of Term Loans of Accepting Lenders of such Affected Class that accepted the related Loan Modification Offer.

SECTION 2.09.            Prepayment of Loans.  (a)  The Borrower shall have the right, at any time and from time to time, to prepay any Borrowing in whole or in part, subject to the requirements of this Section; provided, however, that any partial prepayment made pursuant to this Section 2.09(a) shall be in a principal amount that is a multiple of $1,000,000 and not less than $5,000,000 (except in the case of any Other Term Borrowing, to the extent provided in the applicable Refinancing Amendment or Loan Modification Agreement).

(b)      Prior to any optional or mandatory prepayment of Borrowings hereunder (including pursuant to Section 6.04), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section.

(c)      The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (including pursuant to Section 6.04) (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m.,

New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the Borrowings to be prepaid and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment delivered by the Borrower pursuant to this Section may state that it is conditioned on the effectiveness of other credit facilities or other financing, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

(d)      In the event that all or any portion of the Tranche 1 Term Loans are prepaid for any reason (other than pursuant to an Asset Sales Prepayment Offer), in each case, prior to the third anniversary of the Closing Date, then each Lender whose Tranche 1 Term Loans are prepaid shall be paid a prepayment fee equal to (i) 3.0% of the aggregate principal amount of such prepayment, if such prepayment occurs on or prior to the first anniversary of the Closing Date, (ii) 2.0% of the aggregate principal amount of such prepayment, if such prepayment occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date and (iii) 1.0% of the aggregate principal amount of such prepayment, if such prepayment occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date.

SECTION 2.10.            Fees.  (a)  The Borrower agrees to pay to the Administrative Agent and the Collateral Agent, for their own accounts, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent or the Collateral Agent, as the case may be.

(b)      All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, as applicable, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.11.            Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)      The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)      Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default, at the option of the Administrative Agent or at the request of the Required Lenders, the Borrower shall pay interest on all of the Second Priority Loan Obligations to but excluding the date of actual payment, after as well as before judgment, (i) in the case of principal, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section and (ii) in the case of any other amount, at a rate per annum equal to 2% plus the rate applicable to ABR Tranche 1 Term Loans as provided in paragraph (a) of this Section.

(d)      Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the maturity date for the Loans of such Class; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion, together with any amounts due and payable pursuant to Section 2.14.

(e)      All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Citibank Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12.            Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)      the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)      the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.13.            Increased Costs.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)      If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital or liquidity adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.  Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge that will entitle such Lender to compensation pursuant to this Section 2.13; provided that the failure to provide such notification will not affect such Lender’s rights to compensation hereunder.

(c)      A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)      Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14.            Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15.            Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Second Priority Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)      In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)      The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Second Priority Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)      As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)      Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.

(f)       If a payment made to a Lender hereunder or under any other Second Priority Loan Document (or a payment made to a Participant pursuant to a participation granted by any Lender) would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender (or Participant) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender who granted the participation only) at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent (or, in the case of a Participant, the Lender who granted the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent (or, in the case of a Participant, the Lender who granted the participation) as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Each Lender (or Participant) agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent (or, in the case of a Participant, the Lender who granted the participation) in writing of its legal inability to do so.  Solely for purposes of this paragraph (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 2.16.            Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrower shall make each payment required to be made by it hereunder or under any other Second Priority Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Second Priority Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 388 Greenwich Street, New York, NY 10013, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Second Priority Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Second Priority Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Second Priority Loan Document shall be made in dollars.

(b)      If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)      If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate relative amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)      Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)      If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.16(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17.            Mitigation Obligations; Replacement of Lenders.   (a)  If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)      If (i) any Lender requests compensation under Section 2.13, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iii) any Lender defaults in its obligation to fund Loans hereunder or (iv) any Lender refuses to consent to any amendment or waiver of any Second Priority Loan Document requested by the Borrower that requires the consent of all Lenders, and such amendment or waiver is consented to by the Supermajority Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such  assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.            Organization; Powers.  Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.            Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Second Priority Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.            Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Second Priority Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing or governing Indebtedness or any other material agreement binding upon the Borrower or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens created under the Second Priority Loan Documents.

SECTION 3.04.            Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended March 3, 2012, reported on by Deloitte & Touche LLP.  Such financial statements present fairly the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)      Except as disclosed (i) in the financial statements referred to in paragraph (a) above or the notes thereto, (ii) in the Borrower’s report or Form 10-K for the fiscal year ended March 3, 2012 or (iii) on Schedule 3.04, after giving effect to the Transactions, none of the Borrower or the Subsidiaries has, as of the Closing Date, any material contingent liabilities, unusual long-term loan commitments or unrealized losses.

(c)      Since March 3, 2012, there has been no material adverse change in the business, assets, operations, properties, condition (financial or otherwise), or prospects of the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.05.            Properties.  (a)  Each of the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its real and personal property material to its business, except (i) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) as set forth on Schedule 3.05(a).  All such real and personal property are free and clear of all Liens, other than Permitted Liens.

(b)      Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)      Schedule 3.05(c) sets forth the address of every leased warehouse or distribution center in which inventory owned by the Borrower or any Subsidiary is located as of the Closing Date.

SECTION 3.06.            Litigation and Environmental Matters.  (a)  Except as set forth on Schedule 3.06(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the

Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Second Priority Loan Documents or the Transactions.

(b)      Except as set forth on Schedule 3.06(b) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.            Compliance with Laws and Agreements.  Except as set forth on Schedule 3.07, each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and all other material healthcare laws and regulations) and all indentures, agreements and other instruments binding upon it or its property or assets, except where the failure to be so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.            Investment and Holding Company Status.  Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.            Taxes.  Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all United States Federal income tax returns and reports and all other material tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except (i) where the payment of any such Taxes is being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves and (ii) as set forth on Schedule 3.09.  The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of Taxes or charges imposed by a Governmental Authority are, in the opinion of the Borrower, adequate.

SECTION 3.10.            ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to result, could reasonably be expected to result in liability exceeding $50,000,000.  The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11.            Disclosure; Accuracy of Information.  As of the Closing Date, none of the reports, financial statements, certificates or other information, other than projections and other information of a general economic or industry-specific nature, furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation of this Agreement or any other Second Priority Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, financial estimates, forecasts and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.            Subsidiaries.  Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.  As of the Closing Date, each of the Subsidiaries is an “Unrestricted Subsidiary” as defined in, and for all purposes of, the Effective Date Indentures.

SECTION 3.13.            Insurance.  Schedule 3.13 sets forth a description of all liability, property and casualty insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Closing Date.  As of the Closing Date, all premiums in respect of such insurance have been paid.  The Borrower and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice and as required by the Second Priority Loan Documents.  The Borrower reasonably believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

SECTION 3.14.            Labor Matters.  Except as set forth on Schedule 3.14, as of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened which could reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 3.14, the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  Except as set forth on Schedule 3.14, all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary.  Except as set forth on Schedule 3.14, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.15.            Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date (including the making of each Loan made on the Closing Date and after giving effect to the application of the proceeds of such Loans), (a) the fair value of the assets of the Borrower and the other Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and the other Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and the other Loan Parties taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and the other Loan Parties will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.16.            Federal Reserve Regulations.  (a)  Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)      No part of the proceeds of any Loan will be used by the Borrower or any Subsidiary, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X of the Board.

SECTION 3.17.            Security Interests.  (a)  The Second Priority Subsidiary Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Second Priority Loan Secured Parties, a legal, valid and enforceable security interest in the Second Priority Collateral subject to such agreement and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, such security interest shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Second Priority Collateral, to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other Person to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, other than with respect to the rights of Persons pursuant to Permitted Liens.

SECTION 3.18.            Use of Proceeds.  The Borrower will use the proceeds of the Tranche 1 Term Loans only for the purposes specified in the preamble to this Agreement and set forth in Section 5.10.

SECTION 3.19.            Anti-Terrorism Laws.  (a) No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to

Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative in any material respect of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b)      Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Loans will be used to make any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV

Conditions

SECTION 4.01.            Closing Date.  This Agreement and the obligations of the Lenders to make Loans hereunder shall not become effective until the date on which the conditions set forth below shall have been satisfied or waived in accordance with Section 9.02.

(a)  The Administrative Agent (or its counsel) shall have received duly executed counterparts hereof that, when taken together, bear the signatures of (i) the Borrower, (ii) each Lender and (iii) the Administrative Agent.

(b)  The principal of and accrued and unpaid interest on all outstanding 10.375% Notes due 2016 shall have been (or substantially simultaneously with the effectiveness of this Agreement shall be) repaid, repurchased, irrevocably called for redemption in full or satisfied and discharged, and the Administrative Agent shall have received evidence reasonably satisfactory to it of such payment or call for redemption (which may include the deposit of the redemption payment with the trustee for the 10.375% Notes due 2016 to satisfy and discharge the 10.375% Notes due 2016 pursuant to their terms).

(c)  To the extent invoiced prior to the Closing Date, the Administrative Agent shall have received payment or reimbursement of its reasonable out-of-pocket expenses in connection with this Agreement, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

(d)  To the extent invoiced prior to the Closing Date, the Arrangers shall have received the payments and reimbursements of all amounts owed to them by the Borrower in connection with the occurrence of the Closing Date.

(e)  At least 3 Business Days prior to the Closing Date, the Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(f)  After giving effect to the borrowing of the Tranche 1 Term Loans on the Closing Date, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied on and as of the Closing Date, and the Lenders shall have received a certificate of a Financial Officer dated the Closing Date to such effect.

(g)  The Collateral and Guarantee Requirement shall be satisfied and all actions required to be taken under the Collateral Trust and Intercreditor Agreement and the other Second Priority Collateral Documents for the Second Priority Loan Obligations to constitute “Second Priority Debt Obligations” for purposes thereof shall have been taken.  The Collateral Agent shall have received a completed Perfection Certificate in form and substance reasonably satisfactory to the Collateral Agent, dated the Closing Date and executed by a Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Collateral Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or substantially contemporaneously with the initial funding of Loans on the Closing Date will be, released.

(h)  The Administrative Agent shall have received a favorable legal opinion of each of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower and (ii) Marc Strassler, General Counsel of the Borrower, in each case addressed to the Administrative Agent and the Lenders and dated the Closing Date, in substantially the forms thereof delivered in connection with Refinancing Amendment No. 4, dated as of March 3, 2011, to the Senior Credit Agreement, modified, however, to address the Tranche 1 Term Loans and covering such other matters relating to the Loan Parties, the other Second Priority Loan Documents, the Second Priority Collateral and the transactions contemplated hereby to occur on the Closing Date as the Administrative Agent may reasonably request, and otherwise reasonably satisfactory to the Administrative Agent.  The Borrower hereby requests such counsel to deliver such opinions.

(i)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the good standing of the Borrower and the organization and existence of each Loan Party, the organizational documents of each Loan Party, the resolutions of each Loan Party that authorize the transactions contemplated hereby, the incumbency and authority of the Person or Persons executing and delivering this Agreement and the other documents contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent.

(j)  The Administrative Agent shall have received a borrowing request in a form reasonably acceptable to the Administrative Agent requesting that the Lenders make the Tranche 1 Term Loans on the Closing Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the amendments effected hereby shall not become effective, and the obligations of the Lenders hereunder to make the Tranche 1 Term Loans will automatically terminate, if each of the conditions set forth or referred to in this Section 4.01 has not been satisfied at or prior to 5:00 p.m., New York City time, on February 21, 2013.

SECTION 4.02.            Each Credit Event.  The obligation of each Lender to make a Loan on any date is subject to receipt of the request therefore in accordance herewith and to the satisfaction of the following conditions (each Borrowing shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section):

(a)      the representations and warranties of the Loan Parties contained in each Second Priority Loan Document are true and correct in all material respects on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date); and

(b)      no event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default and such Borrowing or issuance would not result in a violation of the amount of secured Indebtedness permitted under the Second Priority Debt Documents.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.            Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)      as soon as available and in any event within 105 days (or such earlier date that is 10 days after the then-current filing deadline for the Borrower’s Annual Report on Form 10-K) after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or another registered independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any material qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)      as soon as available and in any event within 50 days (or such earlier date that is five days after the then-current filing deadline for the Borrower’s Quarterly Report on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet as of the end of such fiscal quarter and related statements of income for such fiscal quarter and of income and cash flows for the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

(c)      concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iii) identifying any Subsidiary formed or acquired since the end of the fiscal quarter immediately preceding the most recent fiscal quarter covered by such financial statements, and (iv) identifying any change in a Subsidiary Loan Party’s name, form of organization or jurisdiction of organization, including as a result of any merger transaction, since the end of the fiscal quarter immediately preceding the most recent fiscal quarter covered by such financial statements;

(d)      concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)      within three Business Days after the end of each fiscal month of the Borrower, a certificate of a Financial Officer setting forth in reasonable detail a description of each disposition of assets not in the ordinary course of business for which the book value or fair market value of the assets of the Borrower or the Subsidiaries disposed or the consideration received therefor was greater than $10,000,000;

(f)       promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(g)      promptly following any request therefor, such other information regarding the financial condition, business or identity of the Borrower or any Subsidiary, or compliance with the terms of any Senior Debt Document or any Second Priority Debt Document, as any Agent, at the request of any Lender, may reasonably request, including any information to be provided pursuant to Section 9.16.

Information required to be delivered pursuant to clauses (a), (b) and (g) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lenders that such information has been posted on the Borrower’s website on the Internet at www.riteaid.com, at www.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to clause (c) and (ii) the Borrower shall deliver paper copies of the information referred to in clauses (a), (b) and (g) to any Lender which requests such delivery.

SECTION 5.02.            Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice after any officer of the Borrower obtains knowledge of any of the following:

(a)      the occurrence of any Default;

(b)      the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)      the occurrence of any ERISA Event;

(d)      any Lien (other than security interests created under any Senior Loan Document or Second Priority Loan Document or Liens described in clauses (c), (d), (e), (h) (i), (j), (k), (l) or (o) of the definition of Permitted Liens) on any material portion of the Second Priority Collateral;

(e)      the occurrence of any other event which could reasonably be expected to have a material adverse effect on the security interests created by the

Second Priority Loan Documents or on the aggregate value of the Second Priority Collateral; and

(f)       any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.            Information Regarding Collateral.  (a)  The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the location of any Loan Party’s jurisdiction of incorporation or organization, (iii) in any Loan Party’s form of organization or (iv) in any Loan Party’s Federal Taxpayer Identification Number or other identification number assigned by such Loan Party’s jurisdiction of incorporation or formation.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Second Priority Collateral.  The Borrower also agrees promptly to notify the Agents if any material portion of the Second Priority Collateral is damaged or destroyed.

(b)      Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Borrower shall deliver to the Agents a certificate of the chief legal officer of the Borrower (i) setting forth the information required pursuant to Section 1 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Senior Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Second Priority Subsidiary Security Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04.            Existence; Conduct of Business.  Except as otherwise permitted by this Agreement, the Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and the Subsidiaries.  The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names, in each case material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or sale of assets permitted under Section 6.04 or 6.12.

SECTION 5.05.            Payment of Obligations.  The Borrower will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, which, if unpaid, could result in a material Lien on any of their properties or assets, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.            Maintenance of Properties.  The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07.            Insurance.  (a)  The Borrower will, and will cause each of the Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name), with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  The Borrower will furnish to the Lenders, upon request of the Agents, information in reasonable detail as to the insurance so maintained.

(b)      The Borrower will, and will cause each of the Subsidiaries to, maintain such insurance in a coverage amount of not less than 90% of the coverage amount as of the Original Restatement Effective Date, with deductibles, risks covered and other provisions (other than the amount of premiums) not materially less favorable to the Borrower and the Subsidiaries as of the Original Restatement Effective Date.

(c)      The Borrower will, and will cause each of the Subsidiary Loan Parties  to, (i) cause all such policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance satisfactory to the Agents, which endorsement shall provide that, from and after the Closing Date if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower and any other Loan Party under such policies directly to the Collateral Agent for application pursuant to the Collateral Trust and Intercreditor Agreement; (ii) cause all such policies to provide that none of  the Borrower, the Administrative Agent, the Collateral Agent or any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Agents may reasonably require from time to time to protect their interests; (iii) deliver broker’s certificates to the Collateral Agent; (iv) cause each such policy to provide that it shall not be canceled or not renewed by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; and (v) deliver to the Administrative Agent, before the cancellation or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), together with evidence reasonably satisfactory to the Agents of payment of the premium therefor.

(d)      In connection with the covenants set forth in this Section, it is agreed that:

(i) none of the Agents, the Lenders, or their agents or employees shall be liable for any payment of the premiums for such insurance policies or any loss or damage insured by the insurance policies required to be maintained under this Section, and (A) the Borrower and each Subsidiary Loan Party shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders or their agents or employees.  If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees, to the extent permitted by law, to waive its right of recovery, if any, against the Agents, the Lenders and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Agents or the Required Lenders under this Section shall in no event be deemed a representation, warranty or advice by the Agents or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties.

SECTION 5.08.            Books and Records; Inspection and Audit Rights.  The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by any Lender (at such Lender’s expense, unless a Default has occurred and is continuing, in which case at the Borrower’s expense), and after such Lender has consulted the Administrative Agent with respect thereto, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.09.            Compliance with Laws.  The Borrower will, and will cause each of the Subsidiaries to, comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including all Environmental Laws, HIPAA and all other material healthcare laws and regulations, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or to the extent that any failures so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10.            Use of Proceeds.  (a)  The proceeds of the Tranche 1 Term Loans, together with cash on hand, will be used to tender for and/or satisfy and discharge the 10.375% Notes due 2016.

(b)      No proceeds of Loans will be used to prepay commercial paper prior to the maturity thereof and no such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.  The Borrower will ensure that no such use of Loan proceeds will entail any violation of Regulation T, U or X of the Board.

SECTION 5.11.            Additional Subsidiaries.  If any additional wholly-owned Domestic Subsidiary is formed or acquired after the Closing Date, and if such Subsidiary is required to become a Subsidiary Loan Party hereunder, the Borrower will, within three Business Days after such Subsidiary is formed or acquired, (or if the Borrower elects to cause such Subsidiary to become a Subsidiary Loan Party, the Borrower will) notify the Administrative Agent the Lenders thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, including each Receivables Entity which is a Domestic Subsidiary, but excluding any Subsidiary that engages solely in the pharmacy benefits management business.  Notwithstanding any other provision of this Agreement, (i) no Domestic Subsidiary listed on Schedule 5.11 shall be required to become a Subsidiary Loan Party (it being understood and agreed that Schedule 5.11 shall not include any Receivables Entity that is a Domestic Subsidiary) and (ii) no Domestic Subsidiary shall be required to become a Subsidiary Loan Party unless and until such time as such Subsidiary has assets in excess of $1,000,000 or acquires assets in excess of $1,000,000 or has revenue in excess of $500,000 per annum.

SECTION 5.12.            Further Assurances.  The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, deeds of trust and other documents), which may be required under any applicable law, or which the Collateral Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.  The Borrower also agrees to provide to the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Senior Collateral Documents.

SECTION 5.13.            Subsidiaries.  The Borrower will cause all of the Subsidiaries that own “Eligible Accounts Receivable”, “Eligible Inventory” or “Eligible Script Lists” (in each case, as defined in the Senior Credit Agreement) to be and at all times remain “Unrestricted Subsidiaries” as defined in, and for all purposes of, each of the Effective Date Indentures and will deliver such documents to the trustees under each such Effective Date Indenture and take such actions thereunder as may be necessary to effect the foregoing.

SECTION 5.14.            Intercompany Transfers.  The Borrower shall maintain accounting systems capable of tracing intercompany transfers of funds and other assets.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.            Limitation on Debt.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence and no Default or Event of Default would be continuing following such Incurrence and application of proceeds and either:

(1)  such Debt is Debt of the Borrower or a Subsidiary Guarantor and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00; or

(2)  such Debt is Permitted Debt.

The term “Permitted Debt” is defined to include the following:

(a)  Debt of the Borrower outstanding on the Closing Date and evidenced by the 9.25% Notes due 2020 and of Subsidiary Guarantors, including any future Guarantor, evidenced by guarantees relating to the 9.25% Notes due 2020;

(b)  Debt of the Borrower or a Subsidiary Guarantor (including Guarantees thereof) (1) under any Credit Facilities, (2) Incurred pursuant to a Real Estate Financing Transaction, a Sale and Leaseback Transaction or an Equipment Financing Transaction, (3) Incurred in respect of Capital Lease Obligations, (4) Incurred pursuant to Debt Issuances or (5) Incurred by a Receivables Entity, whether or not a Subsidiary Guarantor, in a Qualified Receivables Transaction that is not recourse to the Borrower or any other Restricted Subsidiary (except for Standard Securitization Undertakings); provided that the aggregate principal amount of all such Debt in clauses (1) through (5) hereof at any one time outstanding shall not, after giving pro forma effect to the Incurrence of such Debt and the application of the proceeds thereof, exceed the greater of (A) $3,700.0 million, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facilities, and not subsequently reinvested in Additional Assets or used to purchase Term Loans or Repay other Debt, pursuant to Section 6.04, and (B) the sum of the amount equal to (i) 60% of the book value of the inventory (determined using the first-in-first-out method of accounting) of the Borrower and the Restricted Subsidiaries and (ii) 85% of the book value of the accounts receivables of the Borrower and the Restricted Subsidiaries, including any Receivables Entity that is a Restricted Subsidiary, with the amounts of such inventory and receivables calculated on a pro forma basis to give effect to, without duplication, all Investments, acquisitions, dispositions, mergers and consolidations made by the Borrower and its Restricted Subsidiaries on or prior to the date of such calculation;

(c)  $220.0 million of the Tranche 1 Term Loans and Guarantees thereof by the Subsidiary Guarantors, including any future Guarantor;

(d)  Debt of the Borrower outstanding on the Closing Date and evidenced by the 7.5% Notes due 2017 and of Subsidiary Guarantors, including any future Guarantor, evidenced by guarantees relating to the 7.5% Notes due 2017;

(e)  Debt Incurred after the Closing Date in respect of Purchase Money Debt; provided that the aggregate principal amount of such Debt does not exceed 80% of the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed, developed or leased, including additions and improvements thereto;

(f)  Debt of the Borrower owing to and held by any consolidated Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Borrower or any consolidated Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such consolidated Restricted Subsidiary ceasing to be a consolidated Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Borrower or a consolidated Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

(g)  Debt under Interest Rate Agreements entered into by the Borrower or a Restricted Subsidiary for the purpose of limiting interest rate risk of the financial management of the Borrower or such Restricted Subsidiary and not for speculative purposes; provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this Section 6.01;

(h)  Debt under Currency Exchange Protection Agreements entered into by the Borrower or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks and not for speculative purposes;

(i)  Debt under Commodity Price Protection Agreements entered into by the Borrower or a Restricted Subsidiary in the financial management of the Borrower or that Restricted Subsidiary and not for speculative purposes;

(j)  Debt in connection with one or more standby letters of credit, banker’s acceptance, performance or surety bonds or completion guarantees issued by the

Borrower or a Restricted Subsidiary or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(k)  Debt outstanding on the Closing Date not otherwise described in clauses (a) through (j) above or clause (q) below;

(l)  other Debt of the Borrower or a Subsidiary Guarantor (including Guarantees thereof) in an aggregate principal amount outstanding at any one time not to exceed $600.0 million;

(m)  Debt of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Borrower or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Subsidiary of the Borrower or was otherwise acquired by the Borrower); provided that at the time that Restricted Subsidiary was acquired by the Borrower or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, the Borrower would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this Section 6.01;

(n)  Debt arising from the honoring by a bank or other financial institution of a check or draft or other similar instrument inadvertently drawn against insufficient funds; provided that such Debt is extinguished within five Business Days of its Incurrence;

(o)  endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(p)  [Intentionally omitted];

(q)  Debt in respect of Sale and Leaseback Transactions or Real Estate Financing Transactions involving only real property (and the related personal property) owned by the Borrower or a Subsidiary Guarantor on or after the Closing Date in an aggregate principal amount outstanding at any one time not to exceed $250.0 million; provided that such Sale and Leaseback Transactions or Real Estate Financing Transactions may involve Property other than real property (and the related personal property) owned on or after the Closing Date to the extent the portion of the Debt related to such Property is permitted by another provision of this Section 6.01 at the time of Incurrence;

(r)  Debt in respect of Sale and Leaseback Transactions that are not Capital Lease Obligations Incurred to finance the acquisition, construction and development of Property after the Closing Date, including additions and improvements thereto; provided that any reclassification of such Debt as a Capital Lease Obligation shall be deemed an Incurrence of such Debt;

(s)  Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this Section 6.01 and clauses (a), (c) (d), (e), (k), (m) and (q) above; and

(t)  Debt arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided, however, that (1) such Debt is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (1)) and (2) the maximum assumable liability in respect of such Debt will at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower or such Restricted Subsidiary in connection with such disposition.

Notwithstanding anything to the contrary contained in this Section 6.01, the Borrower shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to Incur any Debt pursuant to this Section 6.01 if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Borrower or any Subsidiary Guarantor.  In addition, the Borrower shall not, and shall not permit any Subsidiary Guarantor to, Incur, directly or indirectly, any Senior Obligation that is subordinate or junior in right of payment (without regard to any security interest) to any other Debt of the Borrower or any Subsidiary Guarantor.

For purposes of determining compliance with this Section 6.01, (1) in the event that an item of Debt meets the criteria of more than one of the types of Debt described herein, the Borrower, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses, (2) the Borrower will be entitled at the time of such Incurrence to divide and classify an item of Debt in more than one of the types of Debt described herein and (3) with respect to Debt permitted under clause (k) of this Section 6.01 in respect of Sale and Leaseback Transactions that are not Capital Lease Obligations on the Closing Date, any reclassification of such Debt as a Capital Lease Obligation shall not be deemed an Incurrence of such Debt; provided, however, that (A) all outstanding Debt evidenced by the 8.00% Notes due 2020 will be deemed to have been Incurred pursuant to clause (b) or (l) of the second paragraph of this Section 6.01; (B) all outstanding Debt evidenced by the 10.250% Notes due 2019 will be deemed to have been Incurred pursuant to clause (b) or (l) of the second paragraph of this Section 6.01, (C) $250.0 million of the Tranche 1 Term Loans will be deemed to have been Incurred pursuant to clause (b) or (l) of the second paragraph of this Section 6.01, (D) all outstanding Debt under the Senior Credit Agreement immediately following the Closing

Date will be deemed to have been Incurred pursuant to clause (b) or (l) of the second paragraph of this Section 6.01, (E) any Permitted Debt that is not Secured Debt may later be reclassified as having been Incurred pursuant to clause (1) of the first paragraph of this Section 6.01, to the extent such Debt could be Incurred pursuant to such clause at the time of such reclassification, and (F) any Permitted Debt may later be reclassified as having been Incurred pursuant to any other clause in this second paragraph of this Section 6.01 to the extent such Debt could be Incurred pursuant to such clause at the time of such reclassification.

SECTION 6.02.            Limitation on Restricted Payments.  The Borrower shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment:

(a)  a Default or Event of Default shall have occurred and be continuing;

(b)  the Borrower could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of Section 6.01; or

(c)  the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the beginning of the fiscal quarter immediately following the Closing Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

(1)  50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first fiscal quarter that commenced after the beginning of the fiscal quarter immediately following the Closing Date to the end of the most recent fiscal quarter for which financial statements have been filed with the SEC (or, if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit); plus

(2)  100% of Capital Stock Sale Proceeds; plus

(3)  the sum of:

(A)  the aggregate net cash proceeds received by the Borrower or any Restricted Subsidiary from the issuance or sale after the beginning of the fiscal quarter immediately following the Closing Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Borrower; and

(B)  the aggregate amount by which Debt (other than Subordinated Obligations) of the Borrower or any Restricted Subsidiary is reduced on the Borrower’s consolidated balance sheet after the beginning of the fiscal quarter immediately following the Closing Date upon the conversion or exchange of any Debt (other than convertible or exchangeable debt issued or sold after the beginning of the fiscal quarter immediately following the Closing Date) for Capital Stock (other than Disqualified Stock) of the Borrower;

excluding, in the case of clause (A) or (B):

(x) any such Debt issued or sold to the Borrower or a Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any such Subsidiary for the benefit of their employees; and

(y) the aggregate amount of any cash or other Property distributed by the Borrower or any Restricted Subsidiary upon any such conversion or exchange;

plus

(4)  an amount equal to the sum of:

(A)  the net reduction in Investments in any Person other than the Borrower or a Restricted Subsidiary resulting from dividends, repayments of loans or advances, payments of interest on Debt, distributions, liquidations or other transfers of Property made after the beginning of the fiscal quarter immediately following the Closing Date, in each case to the Borrower or any Restricted Subsidiary from such Person less the cost of the disposition of such Investments; and

(B)  the portion (proportionate to the Borrower’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that such designation occurs after the beginning of the fiscal quarter immediately following the Closing Date);

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Borrower or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing limitation, the Borrower may:

(a)  pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with this Agreement; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that any such dividend shall be included in the calculation of the amount of Restricted Payments;

(b)  purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Borrower or Subordinated Obligations on or after the Closing Date in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any such Subsidiary for the benefit of their employees); provided, however, that:

(1)  such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments; and

(2)  the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

(c)  purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations on or after the Closing Date in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(d)  [intentionally omitted];

(e)  so long as no Default or Event of Default has occurred and is continuing the repurchase or other acquisition on or after the Closing Date of shares of, or options to purchase shares of, Capital Stock of the Borrower or any of its Subsidiaries from employees, former employees, directors or former directors of the Borrower or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed the sum of (x) $15 million and (y) any cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Borrower to employees, directors or consultants of the Borrower or any of its Subsidiaries that occur after the Closing Date and any cash proceeds from key man life insurance policies received after the Closing Date; provided further, however, that the Capital Stock Sale Proceeds from sales shall be excluded from the calculation pursuant to clause (c)(2) above and that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

(f)  make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock on or after the Closing Date; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(g)  make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation in the event of an Asset Sale in accordance with provisions similar to those in Section 6.04; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Borrower has made the Asset Sales Prepayment Offer as required with respect to the Term Loans and has prepaid all the Term Loans required to be prepaid in connection with such Asset Sales Prepayment Offer; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement shall be included in the calculation of the amount of Restricted Payments;

(h) repurchase Capital Stock of the Borrower deemed to be issued upon the exercise of stock options or warrants or similar rights (i) if such Capital Stock represents a portion of the exercise price of such options or warrants and (ii) for purposes of tax withholding by the Borrower in connection with such exercise or vesting; provided, however, that such repurchase shall be excluded in the calculation of the amount of Restricted Payments;

(i) pay dividends on Rite Aid Lease Management Company preferred stock outstanding on the Closing Date pursuant to the terms of such preferred stock as in effect on the Closing Date; provided that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(j) make any other Restricted Payments on or after the Closing Date not to exceed an aggregate amount of $50.0 million; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments; and

(k) purchase, repurchase, redeem, acquire or retire for value the Series G Preferred Stock or Series H Preferred Stock; provided, however, that such payments shall be included in the calculation of Restricted Payments.

SECTION 6.03.            Limitation on Liens.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned on the Closing Date or thereafter acquired, or any interest therein or any income or profits therefrom.  If the Borrower or any Subsidiary Guarantor creates any additional Lien upon any Property to secure any Secured Obligations, it must concurrently grant a second priority Lien (subject to Permitted Liens) upon such Property as security for the Loans or Subsidiary Guarantees of the Second Priority Loan Obligations such that the Property subject to such Lien becomes Second Priority Collateral subject to the Second Priority Liens, except to the extent such Property constitutes cash or cash equivalents required to secure only letter of credit obligations under Credit Facilities following a default under such Credit Facilities.

Notwithstanding anything in the preceding paragraph, (1) the aggregate principal amount of Senior Obligations constituting Debt and any other Debt secured by a Lien on the Collateral that shares in the distribution of proceeds of Collateral prior to the Second Priority Loan Obligations, at any one time outstanding shall not exceed the sum of the aggregate amount of Debt that at such time may be outstanding at any one time under clause (b) of the second paragraph of Section 6.01 and $200 million; and (2) the Borrower shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist any Lien upon any of the Collateral (including Collateral consisting of Capital Stock or Debt of any Subsidiary of the Borrower) now owned or hereafter acquired by it securing any Public Debt unless the holders of such Public Debt share in the distribution of proceeds from the foreclosure on Collateral either (A) on an equal and ratable basis with the holders of the Senior Obligations or (B) on an equal and ratable basis with the Second Priority Loan Secured Parties (and any other obligations that share on an equal and ratable basis with the Second Priority Loan Secured Parties).

SECTION 6.04.            Limitation on Asset Sales.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a)  the Borrower or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(b)  at least 75% of the consideration paid to the Borrower or such Restricted Subsidiary in connection with such Asset Sale is in the form of Qualified Consideration; and

(c)  the Borrower delivers an Officers’ Certificate to the Administrative Agent certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Borrower or a Restricted Subsidiary, to the extent the Borrower or such Restricted Subsidiary elects (or is required by the terms of any Debt):

(a)  to Repay any Secured Obligations or any other Debt of the Borrower or any Restricted Subsidiary secured by a Lien on Property of the Borrower or any Restricted Subsidiary of the Borrower (excluding, in any such case, any Debt owed to the Borrower or an Affiliate of the Borrower); provided, however, that to the extent the proceeds from any Asset Sale will be allocated pursuant to the terms of any other Second Priority Debt Obligations to Repay or provide for the Repayment of such Second Priority Debt Obligations, a pro rata portion of such proceeds must, to the extent not inconsistent with the terms of such other Second Priority Debt Obligations, be allocated to Repay the Term Loans pursuant to an Asset Sales Prepayment Offer and the full amount of such allocated portion

(1) will be deemed Excess Proceeds and (2) will, upon such Asset Sales Prepayment Offer, be deemed Allocable Excess Proceeds; or

(b)  to reinvest in Additional Assets or Expansion Capital Expenditures (including by means of an Investment in Additional Assets or Expansion Capital Expenditures by a Restricted Subsidiary with Net Available Cash received by the Borrower or another Restricted Subsidiary); provided, however, that (1) the Net Available Cash (or any portion thereof) from Asset Sales from the Borrower to any Subsidiary must be reinvested in Additional Assets or Expansion Capital Expenditures of the Borrower and (2) if the assets that were the subject of such Asset Sale constituted Collateral, then such Net Available Cash must be reinvested in Additional Assets that are pledged at the time as Collateral to secure the Term Loans or the Subsidiary Guarantees of the Term Loans, subject to the Collateral Documents, or in Expansion Capital Expenditures to improve assets that constitute Collateral securing the Term Loans or Subsidiary Guarantees of the Term Loans at the time.

Pending application of Net Available Cash pursuant to this Section 6.04, which shall not be required in respect of an Asset Sale if the Net Available Cash from such Asset Sale is less than $1.0 million, such Net Available Cash, to the extent not inconsistent with the terms of any Senior Obligations, shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.  Subject to compliance with clause (a) above, if the Net Available Cash from an Asset Sale equals or exceeds $1.0 million, any Net Available Cash from such Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash or that is not segregated from the general funds of the Borrower for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 365-day period and that shall not have been completed or abandoned shall constitute “Excess Proceeds”; provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute “Excess Proceeds” at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Available Cash that continues to be segregated for investment and that is not actually reinvested within 24 months from the date of the receipt of such Net Available Cash shall also constitute “Excess Proceeds”.

When the aggregate amount of Excess Proceeds exceeds $50.0 million (taking into account income earned on such Excess Proceeds, if any), the Borrower will be required to make an offer to prepay (the “Asset Sales Prepayment Offer”) the Term Loans which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount at maturity, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of Lenders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth herein.  To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all Lenders have been given the opportunity to have their Term Loans prepaid in accordance with this Agreement, the Borrower or such Restricted Subsidiary may use such remaining amount for any purpose permitted by this Agreement and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” will mean the product of:

(a)  the Excess Proceeds; and

(b)  a fraction,

(1)  the numerator of which is the aggregate principal amount of the Term Loans outstanding on the date of the Asset Sales Prepayment Offer; and

(2)  the denominator of which is the sum of the aggregate principal amount of the Term Loans outstanding on the date of the Asset Sales Prepayment Offer and the aggregate principal amount of other Debt of the Borrower outstanding on the date of the Asset Sales Prepayment Offer that is pari passu in right of payment with the Term Loans and subject to terms and conditions in respect of Asset Sales similar in all material respects to this covenant and requiring the Borrower to make an offer to purchase or to prepay such Debt or otherwise repay such Debt at substantially the same time as the Asset Sales Prepayment Offer.

Within five Business Days after the Borrower is obligated to make an Asset Sales Prepayment Offer as described in the preceding paragraph, the Borrower shall provide written notice thereof to the Administrative Agent and the Lenders, accompanied by such information regarding the Borrower and its Subsidiaries as the Borrower in good faith believes will enable such Lenders to make an informed decision with respect to such Asset Sales Prepayment Offer.  Such notice shall state, among other things, the repayment amount and the date on which the prepayment will be made (the “Prepayment Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.  Nothing shall prevent the Borrower from conducting an Asset Sales Prepayment Offer earlier than as set forth in this paragraph.

Not later than the date upon which written notice of an Asset Sales Prepayment Offer is delivered to the Administrative Agent as provided above, the Borrower shall deliver to the Administrative Agent an Officers’ Certificate as to (a) the amount of the Asset Sales Prepayment Offer (the “Offer Amount”), (b) the allocation of the Net Available Cash from the Asset Sales pursuant to which such Asset Sales Prepayment Offer is being made and (c) the compliance of such allocation with the provisions of clause (b) of the second paragraph of this Section 6.04.  On or before the Prepayment Date, the Borrower shall pay to the Administrative Agent the offer Amount for application to prepay the Term Loans accepted for prepayment pursuant the Asset Sale Prepayment Offer procedures.  The Administrative Agent shall determine the procedures to be used for effecting the Asset Sales Prepayment Offer and accepting Term Loans for prepayment (including the applicable documentation and timing).  Upon the expiration of the period for which the Asset Sales Prepayment Offer remains open (the “Offer Period”), the Administrative Agent shall apply the amount made available by the Borrower to prepay the accepted Term Loans together with accrued interest through the Prepayment Date.

If at the expiration of the Offer Period the aggregate principal amount of Term Loans offered for prepayment exceeds the Offer Amount, the Borrower shall prepay the offered Term Loans on a pro rata basis for all such Term Loans.

SECTION 6.05.                                   Limitation on Restrictions on Distributions from Restricted Subsidiaries.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a)  pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Borrower or any other Restricted Subsidiary;

(b)  make any loans or advances to the Borrower or any other Restricted Subsidiary; or

(c)  transfer any of its Property to the Borrower or any other Restricted Subsidiary.

The foregoing limitations will not apply:

(1)  with respect to clauses (a), (b) and (c), to restrictions:

(A)  in effect on the Closing Date;

(B)  relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower;

(C)  that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below; provided that such restriction is no less favorable to the Lenders in any material respect, as reasonably determined by the Board of Directors, than those under the agreement evidencing the Debt so Refinanced;

(D)  resulting from the Incurrence of any Debt permitted pursuant to Section 6.01; provided that (i) (x) the restriction is no less favorable to the Lenders in any material respect, as reasonably determined by the Board of Directors, than the restrictions of the same type contained in this Agreement, or (y) the restriction is no less favorable to the Lenders in any material respect, as reasonably determined by the Board of Directors, than the restrictions of the same type contained in the Senior Credit Agreement and (ii) the Board of Directors determines in good faith that such restrictions will not impair the ability of the Borrower to make payments of principal and interest on the Term Loans when due;

(E)  existing by reason of applicable law; or

(F)  any contractual requirements incurred with respect to Qualified Receivables Transactions relating exclusively to a Receivables Entity that, in the good faith determination of the principal financial officer of the Borrower, are customary for Qualified Receivables Transactions; and

(2)  with respect to clause (c) only, to restrictions:

(A)  relating to Debt that is permitted to be Incurred without also securing the Term Loans or a Subsidiary Guarantee and secured pursuant to Sections 6.01 and 6.03 that limit the right of the debtor to dispose of the Property securing such Debt;

(B)  encumbering Property at the time such Property was acquired by the Borrower or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition;

(C)  resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder;

(D)  customary restrictions contained in agreements relating to the sale or other disposition of Property limiting the transfer of such Property pending the closing of such sale;

(E) resulting from purchase money obligations for Property acquired in the ordinary course of business or Capital Lease Obligations that impose restrictions on the Property so acquired; or

(F) resulting from restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

SECTION 6.06.                                   Limitation on Transactions with Affiliates.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Borrower (an “Affiliate Transaction”), unless:

(a)  the terms of such Affiliate Transaction are:

(1)  set forth in writing;

(2)  in the best interest of the Borrower or such Restricted Subsidiary, as the case may be; and

(3)  no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower;

(b)  if such Affiliate Transaction involves aggregate payments or value to the Affiliate in excess of $25.0 million in any 12-month period, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a)(2) and (3) of this Section 6.06 as evidenced by a Board Resolution promptly delivered to the Administrative Agent; and

(c)  if such Affiliate Transaction involves aggregate payments or value to the Affiliate in excess of $75.0 million in any 12-month period, the Borrower obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Borrower and the Restricted Subsidiaries, taken as a whole.

Notwithstanding the foregoing limitation, the Borrower or any Restricted Subsidiary may enter into or suffer to exist the following:

(a)  any transaction or series of transactions between the Borrower and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries; provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Borrower (other than a Restricted Subsidiary);

(b)  any Restricted Payment permitted to be made pursuant to Section 6.02 or any Permitted Investment (other than pursuant to clauses (a)(3), (b) or (h) of the definition of “Permitted Investment”);

(c)  the payment of reasonable and customary compensation (including amounts paid pursuant to employee benefit plans) for the personal services of and related indemnities provided to officers, directors, consultants and employees of the Borrower or any of the Restricted Subsidiaries;

(d)  loans and advances to employees made in the ordinary course of business in accordance with applicable law and consistent with the past practices of the Borrower or such Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $25.0 million in the aggregate at any one time outstanding;

(e)  any transaction effected as part of a Qualified Receivables Transaction or any transaction involving the transfer of accounts receivable of the type specified in the definition of “Credit Facilities” and permitted under clause (b) of Section 6.01;

(f)  payments of customary fees by the Borrower or any of its Restricted Subsidiaries to Leonard Green & Partners L.P. or any of its Affiliates made for any corporate advisory services or financial advisory, financing, underwriting or placement services or in respect of other investment banking activities including, without limitation, in connection with acquisitions or divestitures, which are approved by a majority of the Board of Directors in good faith;

(g)  any Affiliate Transaction, if such Affiliate Transaction is with any Person solely in its capacity as a holder of Debt or Capital Stock of the Borrower or any of its Restricted Subsidiaries, where such Person is treated no more favorably than any other holder of such Debt or Capital Stock of the Borrower or any of its Restricted Subsidiaries;

(h)  any agreement as in effect on the Closing Date or any amendment thereto (so long as such amendment is not disadvantageous to the Lenders in any material respect as determined by the Borrower in good faith) or any transaction contemplated thereby;

(i) any Affiliate Transaction that involves aggregate payments or value to the Affiliate not in excess of $5.0 million;

(j) payments of indemnification obligations to officers, managers and directors of the Borrower or any Restricted Subsidiary to the extent required by the organizational documents of such entity or applicable law;

(k) any Affiliate Transaction in which the only consideration paid by the Borrower or any Restricted Subsidiary consists of Capital Stock (other than Disqualified Stock) of the Borrower;

(l) any Affiliate Transaction with any joint venture or special purpose entity engaged in a related business; provided that all the outstanding ownership interests of such joint venture or special purpose entity are owned only by the Borrower, its Restricted Subsidiaries and Persons that are not Affiliates of the Borrower; and

(m) any Affiliate Transaction between the Borrower or any Restricted Subsidiary and any Person that is an Affiliate of the Borrower or any Restricted Subsidiary solely because a director of such Person is also a director of the Borrower; provided that such director abstains from voting as a director of the Borrower on any matter involving such other Person.

SECTION 6.07.                                   Guarantees by Subsidiaries.  (a) The Borrower shall cause each Subsidiary that becomes or is a Collateral Subsidiary Guarantor or an obligor with respect to any of the Secured Obligations (except a Foreign Subsidiary that becomes an obligor solely in respect of Debt or other obligations of itself or another Foreign Subsidiary), in each case, to become a Subsidiary Guarantor by becoming a party to this Agreement, the Second Priority Subsidiary Guarantee Agreement and the Collateral Trust and Intercreditor Agreement, if such Subsidiary is not already a Subsidiary Guarantor party thereto, and delivering evidence thereof to the Administrative Agent at the time such Person becomes a Collateral Subsidiary Guarantor or such an obligor.

(b)  The Borrower shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to Guarantee the payment of any Debt or Capital Stock of the Borrower (other than Guarantees permitted pursuant to clauses (j) or (o) of the second paragraph of Section 6.01), except that a Restricted Subsidiary that is not a Subsidiary Guarantor may Guarantee Debt of the Borrower; provided that:

(1)  such Debt and the Debt represented by such Guarantee is permitted by Section 6.01;

(2)  such Restricted Subsidiary simultaneously executes and deliver the Second Priority Subsidiary Guarantee Agreement providing for a Guarantee of payment of the Second Priority Loan Obligations by such Restricted Subsidiary and such Guarantee of Debt of the Borrower:

(A)  unless such Debt is a Subordinated Obligation, shall be pari passu (or subordinate) in right of payment to and on substantially the same terms as (or less favorable to such Debt than) such Restricted Subsidiary’s Guarantee with respect to the Second Priority Loan Obligations; and

(B)  if such Debt is a Subordinated Obligation, shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee with respect to the Second Priority Loan Obligations to at least the same extent as such Debt is subordinated to the Term Loans.

(c)  Upon any Subsidiary becoming a Subsidiary Guarantor as described above, such Subsidiary shall deliver to the Administrative Agent an Opinion of Counsel to the effect that:

(1)  such Guarantee of the Second Priority Loan Obligations has been duly executed and authorized; and

(2)  such Guarantee of the Second Priority Loan Obligations constitutes a valid, binding and enforceable obligation of such Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

In addition, no Subsidiary Guarantor shall Guarantee, directly or indirectly, (1) any Debt of the Borrower that is subordinate or junior in right of payment (without regard to any security interest) to any other Debt of the Borrower unless such Guarantee is expressly subordinate in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor or (2) any Debt of the Borrower other than Senior Obligations unless such Guarantee is expressly subordinate in right of payment (without regard to any security interest) to or ranks pari passu with, the Subsidiary Guarantee of such Subsidiary Guarantor.

SECTION 6.08.                                   Limitation on Sale and Leaseback Transactions.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a)  the Borrower or such Restricted Subsidiary would be entitled to:

(1)  Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to Section 6.01; and

(2)  create a Lien on such Property securing such Attributable Debt without also securing the Second Priority Loan Obligations or the applicable Subsidiary Guarantee pursuant to Section 6.03; and

(b)  such Sale and Leaseback Transaction is effected in compliance with Section 6.04; provided that such Sale and Leaseback Transaction constitutes an Asset Sale.

SECTION 6.09.                                   Designation of Restricted and Unrestricted Subsidiaries.  The Board of Directors may designate any Subsidiary of the Borrower to be an Unrestricted Subsidiary if:

(a)  the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Borrower or any other Restricted Subsidiary and is not required to be a Subsidiary Guarantor pursuant to this Agreement; and

(b)  either:

(1)  the Subsidiary to be so designated has total assets of $1,000 or less; or

(2)  such designation is effective immediately upon such entity becoming a Subsidiary of the Borrower.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Borrower will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification as a Restricted Subsidiary or if such Person is a Subsidiary of an Unrestricted Subsidiary.

Except as provided in the first sentence of this Section 6.09, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.  In addition, neither the Borrower nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Borrower could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of Section 6.01 and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any such designation or redesignation by the Board of Directors will be evidenced to the Administrative Agent by filing with the Administrative Agent a Board

Resolution giving effect to such designation or redesignation and an Officers’ Certificate that:

(a)  certifies that such designation or redesignation complies with the foregoing provisions; and

(b)  gives the effective date of such designation or redesignation,

such filing with the Administrative Agent to occur within 45 days after the end of the fiscal quarter of the Borrower in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Borrower’s fiscal year, within 90 days after the end of such fiscal year).

SECTION 6.10.                                   Additional Security Documents.  From and after the Closing Date, if the Borrower or any Subsidiary of the Borrower executes and delivers in respect of any Property of such Person any mortgages, deeds of trust, security agreements, pledge agreements or similar instruments to secure Debt or other obligations that at the time constitute Secured Obligations (except for a Foreign Subsidiary that does so solely in respect of Debt or other obligations of itself or another Foreign Subsidiary), then the Borrower shall, or shall cause such Subsidiary to, execute and deliver substantially identical mortgages, deeds of trust, security agreements, pledge agreements or similar instruments in order to vest in the Second Priority Collateral Trustee a perfected second priority security interest, subject only to Permitted Liens and the Collateral Trust and Intercreditor Agreement, in such Property for the benefit of the Second Priority Collateral Trustee on behalf of the Second Priority Loan Secured Parties, among others, and thereupon all provisions of this Agreement relating to the Collateral will be deemed to relate to such Property to the same extent and with the same force and effect.

SECTION 6.11.                                   Covenant Suspension.  (a) During any period of time that:

(1)  All the Term Loans have Investment Grade Ratings from both Rating Agencies and

(2)  no Default or Event of Default has occurred and is continuing,

the Borrower and the Restricted Subsidiaries will not be subject to the following Sections of this Agreement: Section 6.01, Section 6.02, Section 6.04, Section 6.05, Section 6.06, clauses (a)(1) and (b) of Section 6.08, clause (x) of the fourth paragraph (and such clause (x) as referred to in the second paragraph) of Section 6.09, and clause (a)(5) of Section 6.12 (collectively, the “Suspended Covenants”).

(b)  Solely for the purpose of determining the amount of Permitted Liens under Section 6.03 during any Suspension Period (as defined below) and without limiting the Borrower’s or any Restricted Subsidiary’s ability to Incur Debt during any Suspension Period, to the extent that calculations in Section 6.03 refer to Section 6.01, such calculations shall be made as though Section 6.01 remains in effect during the Suspension Period.  In the event that the Borrower and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of paragraph (a) of this Section 6.11 and, on any subsequent date (the “Reversion Date”), one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Term Loans below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Borrower and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants.  The period of time between the first date on which the conditions set forth in paragraph (a) of this Section 6.11 to the suspension of covenants are satisfied and the Reversion Date is referred to as the “Suspension Period.”  Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.  On the Reversion Date, all Debt Incurred during the Suspension Period will be classified to have been Incurred pursuant to clause (1) of the first paragraph or one of the clauses set forth in the second paragraph of Section 6.01 (to the extent such Debt would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Debt Incurred prior to the Suspension Period and outstanding on the Reversion Date).  To the extent such Debt would not be permitted to be Incurred pursuant to clause (1) of the first paragraph or one of the clauses set forth in the second paragraph of Section 6.01, such Debt will be deemed to have been outstanding on the Closing Date, so that it is classified as permitted under clause (k) of the second paragraph of Section 6.01.  Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 6.02 will be made as though Section 6.02 had been in effect during the entire period of time from the Closing Date.  Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of Section 6.02 following any Reversion Date, and the items specified in clauses (c)(1) through (c)(4) of the first paragraph of Section 6.02 will increase the amount available to be made under the first paragraph thereof following any Reversion Date.  For purposes of determining compliance with the first five paragraphs of Section 6.04, on the Reversion Date, the Net Available Cash from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

SECTION 6.12.                                   When Borrower May Merge or Transfer Assets.  (a)  The Borrower shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Borrower) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(1)  the Borrower will be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Borrower) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(2)  the Surviving Person (if other than the Borrower) expressly assumes, by a supplemental agreement in form reasonably satisfactory to the Administrative Agent, executed and delivered to the Administrative Agent by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Term Loans, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of this Agreement to be performed by the Borrower;

(3)  in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Borrower, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(4)  immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (4) and clause (5) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(5)  immediately after giving effect to such transaction or series of transactions on a pro forma basis, either (A) the Borrower or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of Section 6.01 or (B) the Surviving Person would have a Consolidated Interest Coverage Ratio which is not less than the Consolidated Interest Coverage Ratio of the Borrower immediately prior to such transaction or series of transactions; and

(6)  the Borrower shall deliver, or cause to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental agreement, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

(b) The Borrower shall not permit any Subsidiary Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into such Subsidiary Guarantor, or a merger of a Subsidiary Guarantor into the Borrower or another Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(1)  such Subsidiary Guarantor will be the Surviving Person or the Surviving Person (if other than such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(2)  the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by a Subsidiary Guarantee or a supplement to the Second Priority Subsidiary Guarantee Agreement or by another document in form reasonably satisfactory to the Administrative Agent, executed and delivered to the Administrative Agent by such Surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

(3)  immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (3), any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Borrower or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Borrower or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(4)  the Borrower shall deliver, or cause to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and such Subsidiary Guarantee, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

The foregoing provisions (other than clause (3)) shall not apply to (A) any transactions which do not constitute an Asset Sale if the Subsidiary Guarantor is otherwise being released from its Subsidiary Guarantee at the time of such transaction in accordance with this Agreement and the Second Priority Collateral Documents or (B) any transactions which constitute an Asset Sale if the Borrower has complied with Section 6.04 and the Subsidiary Guarantor is released from its Subsidiary Guarantee at the time of such transaction in accordance with this Agreement and the Second Priority Collateral Documents.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Borrower under this Agreement (or of the

Subsidiary Guarantor under the Subsidiary Guarantee, as the case may be), but the predecessor Borrower in the case of:

(a)  a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all or substantially all the assets of the Borrower as an entirety or virtually as an entirety); or

(b) a lease,

shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the Second Priority Loan Obligations.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)                  the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Second Priority Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of 30 days;

(c)                   any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Second Priority Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Second Priority Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)                  the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.12;

(e)                   any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Second Priority Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for 30 days after notice thereof has been delivered by the Administrative Agent to the Borrower (which notice shall be given promptly at the request of any Lender);

(f)                    a default under any Debt by the Borrower or any Restricted Subsidiary that results in acceleration of the final maturity of such Debt, or failure to pay any such Debt at final maturity (giving effect to applicable grace periods), in an aggregate amount greater than (i) $75.0 million or its foreign currency equivalent at the time or (ii) such lesser amount as may be applicable to the corresponding event of default in any other capital markets Debt Incurred pursuant to clause (1) of the first paragraph of Section 6.01 or clause (b), (l) or (s) (with respect to such clause (1) of the first paragraph of Section 6.01) of the definition of “Permitted Debt” and then outstanding of the Borrower;

(g)                   the Borrower or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1) commences a voluntary case;

(2) consents to the entry of an order for relief against it in an involuntary case;

(3) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(4) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(h)                  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)         is for relief against the Borrower or any Significant Subsidiary in an involuntary case;

(2)         appoints a Custodian of the Borrower or any Significant Subsidiary or for any substantial part of its property; or

(3)         orders the winding up or liquidation of the Borrower or any Significant Subsidiary;

and in each such case the order or decree remains unstayed and in effect for 45 days;

(i)                      any judgment or judgments for the payment of money in an aggregate amount in excess of (i) $75.0 million or its foreign currency equivalent at the time or (ii) such lesser amount as may be applicable to the corresponding event of default in any other capital markets Debt Incurred pursuant to clause (1) of the first paragraph of Section 6.01 or clause (b), (l) or (s) (with respect to such clause (1) of the first paragraph of Section 6.01) of the definition of “Permitted Debt” and then outstanding of the Borrower that shall be rendered against the

Borrower or any Restricted Subsidiary and that shall not be waived, satisfied, bonded, insured or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect;

(j)                     any Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of the Second Priority Collateral Documents and this Agreement as each may be amended from time to time) and such default continues for 20 days after notice or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee;

(k)                  the material impairment of the security interests under the Second Priority Collateral Documents (other than in accordance with the terms of the Second Priority Collateral Documents and this Agreement as each may be amended from time to time) for any reason other than the satisfaction in full of all obligations under this Agreement and discharge of the Second Priority Collateral Documents and this Agreement or any security interest created thereunder shall be declared invalid or unenforceable or the Borrower or any of its Subsidiaries asserting, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable; or

(l)                      a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower or any Subsidiary Loan Party described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower or any Subsidiary Loan Party described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

SECTION 8.01.                                   Rights of Agents.  (a)  Each of the Lenders hereby irrevocably appoints (i) the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Second Priority Loan Documents, together with such actions and powers as are reasonably incidental thereto, and (ii) the Collateral Agent as its agent and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of the Second Priority Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b)                  The financial institutions serving as the Agents hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such financial institutions and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or any Affiliate of any of the foregoing as if they were not Agents hereunder.

(c)                   No Agent shall have any duties or obligations except those expressly set forth in the Second Priority Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Second Priority Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) and (c) except as expressly set forth in the Second Priority Loan Documents, no Agent shall have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the financial institution serving as such Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and non-appealable judgment).  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, as applicable, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Second Priority Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Second Priority Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Second Priority Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Second Priority Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

(d)                  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Any Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)                   Each Agent may perform any and all of its duties and exercise any and all of its rights and powers by or through any one or more sub-agents appointed by such Agent.  Any Agent and any such sub-agent may perform any and all of its duties and exercise any and all of its rights and powers through their Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

(f)                    Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent (which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution).  Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

(g)                   Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Second Priority Loan Document or related agreement or any document furnished hereunder or thereunder.

(h)                  Each party hereto authorizes the Administrative Agent to enter into customary intercreditor agreements in connection with Qualified Receivables Transactions and factoring transactions permitted under this Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01.                                   Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)                  Rite Aid Corporation, 30 Hunter Lane Camp Hill, PA 17011, Attention of General Counsel (Telecopy No. 717-760-7867; email address: mstrassler@riteaid.com);

(b)                  if to the Administrative Agent, (i) in respect of matters of an operational nature, to Citicorp North America, Inc., 1615 Brett Rd., New Castle, DE 19720, Attention of Tracey L. Wilson (Telecopy No. (212) 994-0849; email address: tracey.l.wilson@citi.com, with a copy to oploanswebadmin@citigroup.com) and (ii) in respect of all other matters, to Citicorp North America, Inc., 388 Greenwich Street, New York, NY 10013, Attention of Thomas Halsch (Telecopy No. 646-328-3784; email address: thomas.halsch@citi.com, with a copy to oploanswebadmin@citigroup.com); and

(c)                   if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.                                   Waivers; Amendments.  (a)  No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Second Priority Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents and the Lenders hereunder and under the other Second Priority Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Second Priority Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)                  Neither this Agreement nor any other Second Priority Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Second Priority Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that (i) no such agreement shall change any provision of any Second Priority Loan Document in a manner that by its terms adversely affects the rights of Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class and (ii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one or more Classes of Lenders (but not the other Class or Classes of Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class or Classes of Lenders that would be required to consent thereto under this Section if such Class or Classes of Lenders were the only Class or Classes of Lenders hereunder at the time; and provided further that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section 2.08, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) amend Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) subordinate (other than to the Senior Lien) the priority of the Lien granted to the Collateral Agent pursuant to the Second Priority Loan Documents without the written consent of each Lender, (vi) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders”, “Supermajority Lenders” or any other provision of any Second Priority Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vii) release the Borrower or any Subsidiary Loan Party from its Guarantee under the Second Priority Subsidiary Guarantee Agreement (except as expressly provided in the Second Priority Subsidiary Guarantee Agreement), or limit its liability in respect of such

Guarantee, without the written consent of each Lender, or (viii) release all or substantially all of the Senior Collateral from the Liens under the Senior Collateral Documents, without the written consent of each Lender; and provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent without the prior written consent of such Agent.  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c)                   Notwithstanding the foregoing, the Lenders will be deemed to have consented for purposes of the Second Priority Collateral Documents to (i) any amendment, waiver or other modification (including any consent thereunder) of the Second Priority Collateral Documents (including any annexes, exhibits or schedules thereto) that would not be adverse to the Lenders in any material respect, as reasonably determined by the Board of Directors (as evidenced by a Board Resolution), and (ii) to any of the following amendments, waivers and other modifications to the Second Priority Collateral Documents (the “Second Priority Collateral Documents Amendments”):

(1) an amendment to the Collateral Trust and Intercreditor Agreement to modify the restriction on changes to Second Priority Debt Documents without the consent of holders of Senior Obligations or their representatives (but without modifying any provisions relating to consent of the Lenders or other Second Priority Debt to various actions);

(2) to the extent such amendment, waiver or modification relates to the amount (including amounts of Senior Obligations and Second Priority Debt) or the terms of Debt (including as reflected in related definitions such as “Replacement Second Priority Debt”) that may be secured by Liens on the Collateral, as may be consented to by the Senior Collateral Agent or the Senior Loan Secured Parties in accordance with the terms of the Collateral Trust and Intercreditor Agreement or the applicable Second Priority Collateral Document (but without limiting any of the restrictive covenants and related definitions contained in this Agreement);

(3) an amendment to the Second Priority Subsidiary Guarantee Agreement to subordinate, on comparable terms to those provided therein with respect to Senior Loan Obligations, the obligations of the Subsidiary Guarantors under the Second Priority Subsidiary Guarantee Agreement to the prior payment when due of the guarantees by such Subsidiary Guarantor of any Additional Senior Debt, provided that such amendment applies equally with respect to all Second Priority Debt;

(4) an amendment to the Second Priority Collateral Documents to provide for a class of Secured Obligations having rights in respect of the Collateral that are subordinated to the Second Priority Debt Obligations to at least the same extent that the Second Priority Debt Obligations are subordinated to the Senior Obligations, as reasonably determined by the Board of Directors (as evidenced by a Board Resolution), provided that (A) such Debt is not secured by Liens on any assets other than Collateral and (B) to the extent such Secured Obligations represent Debt of a Subsidiary of the Borrower, such Subsidiary is a Subsidiary Guarantor and such Debt is subordinated to the prior payment of the Second Priority Debt Obligation to at least the same extent as the Subsidiary Guarantees are subordinated to the Senior Obligations (determined as aforesaid);

(5) an amendment to the Collateral Trust and Intercreditor Agreement to provide, on comparable terms to those provided therein with respect to Senior Loan Obligations, the lenders under any Senior Obligations (including Additional Senior Debt Obligations) with rights and remedies with respect to the Collateral, including the rights to distributions of proceeds of Collateral and rights to control all remedies or other activities related to the Collateral so long as any Senior Obligations remain outstanding, comparable to those provided therein with respect to the Senior Loan Obligations, provided that (A) the holders of Senior Obligations and their representatives have obligations to holders of Second Priority Debt and their representatives comparable to the obligation of holders of Senior Loan Obligations and their representatives provided therein and (B) such amendment applies equally with respect to all Second Priority Debt;

(6) an amendment to the Collateral Trust and Intercreditor Agreement to change the conditions that must be satisfied in order for a representative of additional Debt to become a party to the Collateral Trust and Intercreditor Agreement, provided that (A) such amendment is consented to by the Senior Collateral Agent in accordance with the terms of the Collateral Trust and Intercreditor Agreement, (B) the conditions continue to require a representative of such holders on behalf of such holders to become a party to the Collateral Trust and Intercreditor Agreement, (C) such amendment applies equally with respect to all Second Priority Debt, (D) the ability of the Second Priority Collateral Trustee and the holders of Second Priority Debt and their representatives to enforce their rights under the Collateral Trust and Intercreditor Agreement are not adversely affected in any material respect by such amendment and (E) the Lien on the Collateral securing the Subsidiary Guarantees of the Loans will not be impaired (other than the addition of new Secured Obligations that will be secured by the Collateral) as a result of implementation of such amendment;

(7) an amendment, waiver or modification to the Second Priority Collateral Documents to effectuate (A) (i) the release of assets included in the Collateral from the Liens securing the Loans (I) if all other Liens on those assets securing the Senior Obligations (including all commitments thereunder) are released, (II) if the Borrower or a Subsidiary of the Borrower provides substitute Collateral for all or a portion of those assets with at least an equivalent fair value, as determined in good faith by the Board of Directors (as evidenced by a Board Resolution) or (III) if those assets are owned by a Subsidiary that is a Subsidiary Guarantor and that Subsidiary Guarantor is released from its Subsidiary Guarantee, provided that in the case of each of clauses (I)-(III) after giving effect to the release there remains no Lien on such assets securing any Secured Obligations, or (ii) the release of the Subsidiary Guarantee of a Subsidiary Guarantor of the Loans upon such Subsidiary Guarantor ceasing to Guarantee or be an obligor in respect of, or to pledge any of its assets to secure, any Senior Obligations, provided that after giving effect to the release the Subsidiary Guarantor ceases to Guarantee or be an obligor in respect of, or to pledge its assets to secure, any Secured Obligations and provided, in the case of both (i) and (ii), that after giving effect to the release, at least $300 million in aggregate principal amount of Senior Obligations that are Credit Facilities will remain outstanding or (B) a release of Collateral or a Subsidiary Guarantee of a Subsidiary Guarantor otherwise in accordance with the terms of this Agreement and the Second Priority Collateral Documents;

(8) with respect to any amendment, waiver or modification agreed to by the Senior Collateral Agent or the holders of the Senior Obligations under any provision of any Senior Collateral Documents (including the Collateral Trust and Intercreditor Agreement), a comparable amendment, waiver or modification to the comparable provision of the comparable Second Priority Collateral Document (including the Collateral Trust and Intercreditor Agreement, provided that such amendment, waiver or modification applies equally with respect to all Second Priority Debt; or

(9) upon request of the Borrower without consent of any Lenders unless, within 20 Business Days after written notice of the proposed amendment, waiver or modification is mailed to the Collateral Agent and the Lenders, 25% in interest of the Lenders delivers to the Collateral Agent written objection thereto.

(d)                  Notwithstanding the foregoing, (i) Second Priority Collateral shall be released from the Lien under the Second Priority Collateral Documents from time to time as necessary to effect any sale of Second Priority Collateral permitted by the Second Priority Loan Documents, and the Administrative Agent shall execute and deliver all release documents reasonably requested to evidence such release; provided that arrangements satisfactory to the Administrative Agent shall have been made for application of the cash proceeds thereof in accordance with Section 2.09, if required, and for the pledge of any non-cash proceeds thereof pursuant to the Second Priority Collateral Documents, and (ii) if a Subsidiary Loan Party ceases to be a Subsidiary in accordance with this Agreement, or ceases to own any property that constitutes Second Priority Collateral, at the request of and at the expense of the Borrower, such Subsidiary Loan Party shall be released from the Second Priority Subsidiary Guarantee Agreement, the Second Priority Subsidiary Security Agreement and each other Second Priority Loan Document to which it is a party.

SECTION 9.03.                                   Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Second Priority Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by any Agent or any Lender, including the fees, charges and disbursements of counsel for any Agent or any Lender, in connection with the enforcement or protection of its rights under or in connection with the Second Priority Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                  The Borrower shall indemnify each Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Second Priority Loan Document, the performance by the parties to the Second Priority Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)                   To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or any Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or such Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or such Lender in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Term Loans and unused Commitments at the time.

(d)                  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability,

for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Second Priority Loan Document or any other agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)                   All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor.

SECTION 9.04.                                   Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                  (i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it), with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)  Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 or, if smaller, the entire remaining amount of the assigning Lender’s Commitment or Loans, unless each of the Borrower and the Administrative Agent shall otherwise consent; provided that (i) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (ii) in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, all such concurrent assignments shall be aggregated in determining compliance with this subsection;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that, in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or by or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, only one such fee shall be payable; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any other Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balances of its Loans, in each case without giving effect to assignments thereof that have not become effective, are as set forth in such Assignment and Acceptance; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Second Priority Loan Document or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the foregoing, or the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under this Agreement or under any other Second Priority Loan Document or any other instrument or document furnished pursuant hereto or thereto; (C) each of the assignee and the assignor represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of any amendments or consents entered into prior to the date of such Assignment and Acceptance and copies of the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (E) such assignee will independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Second Priority Loan Documents as are delegated to them by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)                   (i)  Any Lender may, without the consent of or notice to the Borrower or the Agents, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b)(i), (ii) or (iii) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Second Priority Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Second Priority Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitments, Loans or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(d)                  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                   In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, assign or pledge all or any portion of its rights under the Second Priority Loan Documents, including the Loans and promissory notes or any other instrument evidencing its rights as a Lender under the Second Priority Loan Documents, to any holder of, trustee for, or any other representative of holders of obligations owed or securities issued by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 9.04 concerning assignments.

SECTION 9.05.                                   Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Second Priority Loan Documents and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement or any other Second Priority Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Second Priority Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.                                   Integration; Effectiveness.  This Agreement, the other Second Priority Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective as provided in Section 4.01.

SECTION 9.07.                                   Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.                                   Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.                                   Governing Law; Jurisdiction; Consent to Service of Process.  (a)This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Second Priority Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Second Priority Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Second Priority Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)                   The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Second Priority Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Second Priority Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.                                   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER SECOND PRIORITY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT

BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.                                   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.                                   Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Second Priority Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, (h) to any pledgee referred to in Section 9.04(d) or any direct or indirect contractual counterparty in any Hedging Agreement (or to any such contractual counterparty’s professional advisor), so long as such pledgee or contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 9.12, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything in this Agreement or in any other Second Priority Loan Document to the contrary, the Borrower and each Lender (and each employee, representative or other agent of the Borrower) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such U.S. tax treatment and U.S. tax structure.

SECTION 9.13.                                   Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the

“Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.                                   Collateral Trust and Intercreditor Agreement.  Each Lender and each Agent hereby authorizes each Agent to enter into (a) the Collateral Trust and Intercreditor Agreement, (b) amendments to the Collateral Trust and Intercreditor Agreement with respect to any incurrence of Additional Senior Debt Obligations or Second Priority Debt in compliance with this Agreement, (c) any other additional intercreditor agreement with any Senior Representative with respect to the subordination of the Second Priority Lien on the same basis as set forth in the Collateral Trust and Intercreditor Agreement, (d) any supplements to any agreements referred to in the foregoing clauses (a) through (c) in compliance with such documents and (e) each other Second Priority Collateral Document on its behalf, and agrees that the Administrative Agent and the Collateral Agent may enforce the rights and remedies of the Lenders under each Second Priority Loan Document to the extent provided in the Collateral Trust and Intercreditor Agreement and each other Second Priority Collateral Document.  The Collateral Agent is hereby designated as, and will for all purposes of the Collateral Trust and Intercreditor Agreement be, the “Second Priority Class Debt Representative” for the Second Priority Loan Obligations.

SECTION 9.15.                                   Electronic Communications.  (a)  Notwithstanding anything in any Second Priority Loan Document to the contrary, the Borrower hereby agrees that it will use its reasonable best efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Second Priority Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under any Second Priority Loan Document prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under any Second Priority Loan Document or (iv) is required to be delivered to satisfy any condition set forth in Section 4.01 and/or 4.02 (all such non-excluded communications being referred to herein collectively as the “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com, with a copy to thomas.halsch@citi.com.  In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the

Second Priority Loan Documents, but only to the extent requested by the Administrative Agent.

(b)                  The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission system (each such system, a “Platform”).  The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c)                   EACH PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS,  OR THE ADEQUACY OF ANY PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR ANY PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY OTHER LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)                  The Administrative Agent agrees that the receipt of the Communications by it at its e-mail address set forth in Section 9.01 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Section.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to a Platform shall constitute effective delivery of the Communications to such Lender for purposes of this Section.  Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e)                   Nothing in this Section 9.15 shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Second Priority Loan Document in any other manner specified in such Second Priority Loan Document.

SECTION 9.16.                                   USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with its requirements.  The Borrower shall promptly, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

SECTION 9.17.                                   Loan Modification Offers; Refinancing Amendments.  (a)  The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes of Loans and/or Commitments (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments (as defined in paragraph (c) below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than five Business Days nor more than 30 Business Days after the date of such notice).  Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.  Permitted Amendments shall be deemed not to violate Section 2.16(b) or (c).

(b)                  The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendments evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders of the Affected Class (including any amendments necessary to treat the Loans and Commitments of the Accepting Lenders of the Affected Class as Other Term Loans and/or Other Term Commitments).  Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 9.17 unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions and/or officers’ certificates consistent with those delivered on the Closing Date under Section 4.01 other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion that are reasonably satisfactory to the Administrative Agent.

“Permitted Amendments” means (i) an extension of the final maturity date of the applicable Loans and/or Commitments of the Accepting Lenders, (ii) a reduction or elimination of the scheduled amortization of the applicable Loans of the Accepting Lenders and (iii) an increase in the Applicable Rate with respect to the applicable Loans and/or Commitments of the Accepting Lenders and the payment of additional fees to the Accepting Lenders (such increase and/or payments to be in the form of cash, Equity Interests or other property to the extent not prohibited by this Agreement); provided that such increase and payment are not in excess of the market interest rate or payment, as applicable, with respect to such type of loans or commitments at the time.

(c)                   At any time after the Closing Date, the Borrower may obtain from any Lender or Additional Lender Permitted Refinancing Debt in respect of any Indebtedness outstanding under this Agreement, in the form of Other Term Loans or Other Term Commitments, in each case pursuant to a Refinancing Amendment; provided that (i) such Permitted Refinancing Debt (A) will rank pari passu in right of payment and of security (but without regard to control of remedies) with the other Loans, (B) amortize in a manner, and be subject to mandatory prepayments (if any) on terms, reasonably acceptable to the Administrative Agent, (C) have such pricing (other than interest rate, which shall be not in excess of the market interest rate with respect to such type of Indebtedness as of the time of its issuance or incurrence) as may be agreed by the Borrower and the Administrative Agent and (D) otherwise be treated hereunder no more favorably than the Tranche 1 Term Loans; provided that the terms and provisions applicable to such Refinancing Indebtedness may provide for additional or different financial or other covenants applicable only during periods after the Latest Maturity Date that is in effect on the date such Refinancing Indebtedness is issued, incurred or obtained.  The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Refinancing Debt incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Commitments).  Notwithstanding the foregoing, no Refinancing Amendment shall become effective under this Section 9.17(c) unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions and/or officers’ certificates consistent with those delivered on the Closing Date under Section 4.01 other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the date first above written.

RITE AID CORPORATION,

by
/s/ Marc Strassler
	Name:	Marc Strassler
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Second Priority Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the date first above written.

CITIGROUP GLOBAL MARKETS INC., as Lender,
by
/s/ David Leland
	Name:	David Leland
	Title:	Managing Director

CITICORP NORTH AMERICA, INC., as Administrative Agent and Collateral Agent,
by
/s/ David Leland
	Name:	David Leland
	Title:	Vice President

[Signature Page to Second Priority Credit Agreement]